Exhibit 10.1

EXECUTION VERSION

LOAN AGREEMENT

BY AND AMONG

HERITAGE DISTILLING HOLDING COMPANY, INC.,

as Holdings

HERITAGE DISTILLING COMPANY, INC.,

as Borrower

SILVERPEAK CREDIT PARTNERS, LP

as Agent for the Lenders

and

THE LENDERS PARTY HERETO

i

ii

LOAN AGREEMENT

THIS LOAN AGREEMENT (together with all schedules, exhibits and the Perfection Certificate delivered in connection herewith from time to time, this “Agreement”) is entered into this 29th day of March, 2021, among SILVERPEAK CREDIT PARTNERS, LP, a Delaware limited partnership as Agent for the Lenders (in such capacity, and together with any successor agent, the “Agent”), the financial institutions and other institutional investors from time to time party hereto as lenders (the “Lenders”), HERITAGE DISTILLING COMPANY, INC., a Washington corporation, as borrower (the “Borrower”), and HERITAGE DISTILLING HOLDING COMPANY, INC., a Delaware corporation, as holdings (“Holdings”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Terms Schedule or the Definitions Schedule annexed hereto, as applicable. All schedules, and exhibits annexed hereto, as well as the Perfection Certificate, are incorporated herein and made a part hereof.

Section 1.	LOANS AND TERMS OF REPAYMENT

1.1 Term Loan.

(a) Subject to the terms and conditions of this Agreement, the Lenders agree to make a loan in an aggregate principal amount not to exceed $10,500,000 to the Borrower (the “Initial Term Loan”) on the Closing Date in an amount, as to each Lender, equal to such Lender’s Commitment with respect to the Initial Term Loan.

(b) Subject to the satisfaction or waiver by the Agent of each of the Incremental Closing Conditions, the Lenders agree to make an additional loan in one (1) drawing in an aggregate principal amount not to exceed $1,500,000 to the Borrower (the “Incremental Term Loan”) on the Incremental Closing Date in an amount, as to each Lender, equal to such Lender’s Commitment with respect to the Incremental Term Loan.

(c) Subject to the satisfaction or waiver by the Agent of each of the Delayed Draw Closing Conditions, the Lenders agree to make an additional loan in one (1) drawing in an aggregate principal amount not to exceed $2,500,000 to the Borrower (the “Delayed Draw Term Loan” and, with the Initial Term Loan and the Incremental Term Loan, the “Term Loan”) on the Delayed Draw Closing Date in an amount, as to each Lender, equal to such Lender’s Commitment with respect to the Delayed Draw Term Loan.

(d) Amounts repaid or prepaid in respect of the Term Loan in accordance with the terms of this Agreement may not be reborrowed. The proceeds of the Term Loan may be used by the Borrower (i) with respect to the Initial Term Loan, (A) to fund the Transactions, (B) for general corporate purposes and (C) to pay fees and expenses incurred in connection with the Transactions, and (ii) with respect to the Incremental Term Loan and the Delayed Draw Term Loan, for general corporate purposes (including the repayment in full of the Channel Partners Debt, Permitted Acquisitions and other investments permitted pursuant to the terms of this Agreement). In no event may the proceeds of any Term Loan be used to purchase or to carry, or to reduce, retire or refinance any Debt incurred to purchase or carry, any margin stock, as defined by Regulation U of the Board of Governors of the Federal Reserve System, or for any related purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System. The Term Loan and interest accruing thereon shall be evidenced by the records of Agent (including the Loan Account) and by the Note(s).

1.2 Payments.

(a) All payments with respect to any of the Obligations shall be made to Agent for the account of the Lenders in United States dollars on the date when due, in immediately available funds, without any offset or counterclaim. Except where evidenced by Notes or other instruments made by the Borrower to Lender specifically containing payment provisions in conflict with this Section 1.2 (in which event the conflicting provisions of such instruments shall govern and control), the Obligations shall be due and payable as follows:

(i) The Borrower unconditionally promises to pay to Agent for the account of the Lenders the then unpaid principal amount of the Term Loan in installments payable on the dates set forth below in the amounts set forth opposite such date (and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement) (each such date, an “Installment Payment Date”):

Installment Date	Aggregate Principal Amount
October 15, 2022	$250,000
January 15, 2023	$325,000
April 15, 2023	$400,000
July 15, 2023	$475,000
October 15, 2023	$550,000
January 15, 2024	$625,000
April 15, 2024	$700,000
July 15, 2024	$775,000
October 15, 2024	$825,000
January 15, 2025	$925,000

Further, to the extent not previously paid, the aggregate unpaid principal amount payable of the Term Loan, plus accrued and unpaid interest (if any), and any fees and expenses payable in accordance with the terms of the Loan Documents, shall be due and payable immediately upon the Maturity Date.

(ii) Interest accrued on the principal balance of the Term Loan shall be due and payable on (x) the fifteenth (15th) day of each calendar month (each, an “Interest Payment Date”), in arrears, computed for the period from and including the previous Interest Payment Date (or the Closing Date, in the case of the first Interest Payment Date occurring after the Closing Date) to but excluding such Interest Payment Date, with the first Interest Payment Date after the Closing Date to occur on May 15, 2021; and (y) the Maturity Date, and, to the extent applicable, any interest payable in kind shall be added to the principal amount of the Obligations as of each Interest Payment Date, and interest shall accrue on such amounts in accordance with the terms hereof; and

(iii) The balance of the Obligations requiring the payment of money, if any, shall be due and payable as and when provided in the Loan Documents, or, if the date of payment is not specified in the Loan Documents, on demand.

(iv) Mandatory Prepayments.

(A) Immediately upon the occurrence of a Change of Control, the Borrower shall prepay all of the outstanding Obligations, plus the applicable Prepayment Premium, if any;

(B) Immediately upon the receipt by any Obligor of any Net Proceeds from the incurrence of any Debt (other than Debt permitted to be incurred or issued pursuant to Section 6.3), the Borrower shall prepay the Obligations in an amount equal to 100% of the Net Proceeds from such incurrence of Debt plus the applicable Prepayment Premium, if any;

(C) Immediately upon the occurrence of any Permitted Asset Disposition pursuant to clause (c) of the definition thereof, the Borrower agrees to prepay the Obligations in an amount equal to 100% of the Net Proceeds from such Permitted Asset Disposition plus, to the extent applicable, the exit fee pursuant to Item 5 of the Terms Schedule (provided, for the avoidance of doubt, that no Prepayment Premium shall apply with respect to any prepayment of the Obligations pursuant to this clause (C));

(D) Immediately upon any Obligor suffering an Event of Loss of any property, the Borrower shall prepay the Obligations in an amount equal to 100% of the Net Proceeds from such Event of Loss plus the applicable Prepayment Premium, if any; provided, that if the Borrower notifies the Agent upon or prior to receipt of such Net Proceeds that the Borrower intends to replace or repair the property in respect of which such Net Proceeds are received, then the Borrower may apply all or any part of such Net Proceeds to such replacement or repair of property, so long as (i) no Event of Default shall have occurred and be continuing, and (ii) such Net Proceeds are actually applied to such replacement or repair within 180 days of receipt (or committed in writing to be so applied within 180 days of receipt and deposited in an escrow account of the Borrower until so applied), and provided, further, that to the extent any such Net Proceeds are not actually so applied within the time periods specified in the foregoing clause (ii) or an Event of Default shall have occurred and be continuing before such Net Proceeds have been so applied or committed in writing to be applied, then such Net Proceeds shall be immediately applied to prepay the Obligations;

(E) Each prepayment of the Obligations pursuant to the foregoing provisions of Section 1.2(a)(iv)(A)-(D) shall be applied in accordance with Section 1.7; and

(v) The Borrower may prepay, in whole or in part, the Obligations at any time upon not less than thirty (30) Business Days written notice to the Agent and the Lenders, plus the applicable Prepayment Premium, if any.

(b) Whenever any payment of any Obligations shall be due on a day that is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day and interest thereon shall continue to accrue and shall be payable for the period pending receipt of the payment at the rate (or rates) otherwise applicable under this Agreement. If any amount applied to the Obligations is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person, then the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such amount had not been made or received. The provisions of the foregoing sentence shall survive the termination of this Agreement and payment in full of the Obligations.

(c) Without limiting any other provision contained in this Agreement with respect to the payment of the Prepayment Premium in connection with the payment of all or any portion of the Term Loan prior to the Maturity Date, in the event of the termination of this Agreement and repayment of the Obligations at any time prior to the Maturity Date, for any reason, including (i) termination upon the election of the Agent or the Lenders to terminate after the occurrence and during the continuation of an Event of Default, (ii) foreclosure and sale of Collateral, (iii) sale of the Collateral in any Insolvency Proceeding, or (iv) restructuring, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Agent and the Lenders or profits lost by the Agent and the Lenders as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Agent and the Lenders, the Borrower shall pay to the Agent and the Lenders, the Prepayment Premium, measured as of the date of such termination (it being understood, for the avoidance of doubt, that no Prepayment Premium shall be payable in connection with any payments made in accordance with Section 1.2(a)(i)).

1.3 Interest Rates. The principal balance of the Term Loan and other Obligations outstanding from time to time shall bear interest from the respective dates such principal amounts or other Obligations are advanced or incurred or outstanding until paid, (a) during the PIK Interest Option Period, at the Borrower’s election at a rate per annum equal to either (i) the PIK Interest Option Rate or (ii) the Cash Interest Rate, and (b) during the Cash Interest Period, at a rate per annum equal to the Cash Interest Rate. All interest chargeable under this Agreement shall be computed on the basis of the actual number of days elapsed in a year of 360 days. At any time that a Default or Event of Default exists, the principal amount of the Obligations outstanding shall bear interest at the Default Rate.

1.4 Fees and Reimbursement of Expenses. In addition to any other fees, expenses or other amounts payable by the Borrower to the Agent and/or the Lenders, including, but not limited, to those pursuant to Section 8.8:

(a) The Borrower shall pay to Agent for the account of the Lenders the fees set forth in Item 5(a) of the Terms Schedule; and

(b) The Borrower shall reimburse Agent and each Lender for all Lender Expenses and all other expenses as set forth in Item 5(b) of the Terms Schedule.

All fees shall be fully earned by Agent and each Lender, as applicable, when due and payable; except as otherwise set forth herein or required by applicable law, shall not be subject to rebate, refund or proration; are and shall be deemed to be for compensation for services; and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. All amounts chargeable to the Borrower under this Section 1.4 shall be Obligations secured by the Collateral, shall be payable on demand to Agent or the Lenders, as applicable, and shall bear interest from the date such demand is made until paid in full at the rate applicable to the Term Loan from time to time.

1.5 Maximum Interest. In no event shall the aggregate of all amounts that are contracted for, charged or received by Agent and the Lenders pursuant to the terms of the Loan Documents and that are deemed interest under applicable law exceed the highest rate permissible under any applicable law that a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If any interest is charged or received in excess of the maximum rate allowable under applicable law (“Excess”), the Borrower acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and such Excess, to the extent received, shall be applied first to reduce the principal Obligations and the balance, if any, returned to the Borrower, it being the intent of the parties hereto not to enter into a usurious or other illegal relationship. The provisions of this Section shall be deemed to be incorporated into every Loan Document (whether or not any provision of this Section is referred to therein).

1.6 Loan Account; Account Stated. Agent shall maintain for its books an account (the “Loan Account”) evidencing the Obligations resulting from the Term Loan, including the amount of principal and interest payable from time to time hereunder. Any failure of Agent to make an entry in the Loan Account, or any error in doing so, shall not limit or otherwise affect the agreement of the Borrower to repay the Obligations in accordance with the Loan Documents. The entries made in the Loan Account shall constitute rebuttably presumptive evidence of the information therein, provided that if a copy of information contained in the Loan Account is provided to an Obligor, or an Obligor inspects the Loan Account at any time, then the information contained in the Loan Account shall be conclusive and binding on such Obligor for all purposes, absent manifest error, unless such Obligor notifies Agent in writing within thirty (30) days after such Obligor’s receipt of such copy or such Obligor’s inspection of the Loan Account that it disputes the information contained therein.

1.7 [Reserved]

1.8 Collateral. All of the Obligations shall be secured by a continuing security interest and Lien upon the Collateral as and to the extent provided in the Security Agreement and the other Security Documents.

1.9 Increased Costs; Capital Adequacy.

(a) If any Change in Law shall result in the imposition, modification or applicability of any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by any Lender; or shall subject any Lender to any Tax with respect to the Term Loan or any Loan Document, or change the basis of taxation of payments to such Lender in respect thereof; or shall impose on any Lender or any interbank market any other condition, cost or expense affecting the Term Loan or any Loan Document; and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any Term Loan, or to reduce the amount of any sum received or receivable by any Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law affecting such Lender regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of this Agreement, or Lender’s Term Loan, to a level below that which such Lender could have achieved but for such Change in Law (taking into consideration such Lender’s policies with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate it for any such reduction suffered.

Section 2.	TERM AND TERMINATION

2.1 Term. The Term Loan shall become effective on the date of this Agreement (subject to satisfaction of the conditions set forth in Section 3 hereof) and shall expire at the close of business on the Maturity Date (the “Term”), unless sooner terminated (by acceleration or otherwise) in accordance with the terms of this Agreement.

Section 3.	CONDITIONS PRECEDENT

3.1 Closing Conditions. The Lenders shall not be obligated to make any extension of credit hereunder unless, on or before the Closing Date, each of the following conditions has been satisfied or waived by the Agent:

(a) the Borrower and each other Person that is to be a party to any Loan Document shall have executed and delivered each such Loan Document, all in form and substance satisfactory to the Agent;

(b) the Borrower shall cause to be delivered to the Agent the documents described in Item 7 of the Terms Schedule, each in form and substance satisfactory to the Agent;

(c) the Agent shall have received from the Borrower a notice of borrowing and such other information as Agent requests in connection with the funding of the Initial Term Loan on the Closing Date;

(d) no Default or Event of Default shall exist (whether before or upon giving effect to the funding of the Initial Term Loan);

(e) all representations and warranties made by any Obligor in any of the Loan Documents, or otherwise in writing to the Agent, shall be true and correct in all material respects (or if already qualified as to materiality, in all respects);

(f) the Agent shall have received evidence satisfactory to it that each Lien granted by any Obligor under any Loan Document is a valid, first priority (subject to Permitted Liens as set forth in clause (vii) of the definition of Permitted Liens) Lien, and that there are no Liens upon any Collateral other than Permitted Liens;

(g) the Agent shall have received assurances, reasonably satisfactory to it, that no litigation is pending or threatened against any Obligor or any Collateral which would reasonably be expected to have a Material Adverse Effect;

(h) the Agent and the Lenders shall have completed their respective legal and business due diligence investigations with results satisfactory to the Agent or such Lender, as applicable, in their sole discretion; and

(i) the Borrower shall have satisfied such additional closing conditions as are set forth in Item 8 of the Terms Schedule.

Section 4.	BORROWER’S REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to extend credit, each Obligor makes the following representations and warranties (in each case, upon giving effect to the Transactions, as of each of the Closing Date, the Incremental Closing Date and the Delayed Draw Closing Date):

4.1 Existence and Rights; Predecessors. Each Obligor is an entity as described in the Perfection Certificate, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified or licensed to transact business in all places where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect; has the right and power to enter into and discharge all of its obligations under the Loan Documents, each of which constitutes a legal, valid and binding obligation of such Obligor, enforceable against it in accordance with its terms, subject only to bankruptcy and similar laws affecting creditors’ rights generally; and has the power, authority, rights and franchises to own its property and to carry on its business as presently conducted. Except for the 2019 reorganization resulting in the creation of Holdings or as may be otherwise described in the Perfection Certificate, during the five (5) year period prior to the date of this Agreement, no Obligor has been a party to any merger, consolidation or acquisition of all or substantially all of the assets or equity interests of any other Person and has not changed its legal status or the jurisdiction in which it is organized.

4.2 Authority. The execution, delivery and performance of the Loan Documents by the Borrower and each other Person (other than the Agent and the Lenders) executing any Loan Document have been duly authorized by all necessary actions of such Person, and do not and will not violate any provision of law, or any writ, order or decree of any court or Governmental Authority or agency, or any provision of the Organizational Documents of such Person, and do not and will not result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Person pursuant to, any law, regulation, instrument or agreement to which any such Person is a party or by which any such Person or its respective properties may be subject or bound.

4.3 Litigation. Except as disclosed in writing to the Agent prior to the Closing Date, there are no actions or proceedings pending, or to the knowledge of any Obligor, threatened, against any Obligor before any court or administrative agency, and no Obligor has any knowledge or belief of any pending, threatened or imminent governmental investigations or claims, complaints, actions or prosecutions involving any Obligor. No Obligor is in default with respect to any order, writ, injunction, decree or demand of any court or any Governmental Authority.

4.4 Financial Condition; Disclosure.

(a) All financial statements and information relating to Holdings and the Obligors which have been delivered to the Agent have been prepared in accordance with GAAP, unless otherwise stated therein, and fairly present Holdings’ and each Obligor’s financial condition, as applicable. There has been no material adverse change in the financial condition of Holdings or any Obligor since the date of the most recent of such financial statements submitted to the Agent. No Obligor has knowledge of any liabilities, contingent or otherwise, that are not reflected in such financial statements and information. No Obligor has entered into any special commitments or contracts that are not reflected in such financial statements or is aware of any information that may have a Material Adverse Effect. Holdings and each Obligor, on a Consolidated basis, is, and immediately after consummating the transactions described in the Loan Documents will be, Solvent. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

(b) Each Obligor hereby represents, warrants and covenants that (a) all written factual information and data, other than (i) the projections, estimates, budgets and other forward-looking information (the “Projections”) and (ii) information of a general economic or industry specific nature, that has been or will be made available to the Agent, directly or indirectly, by the Obligors, or by any of the Obligors’ representatives on behalf of such Obligor, in connection with the Transactions (such written information and data other than as described in the immediately preceding clauses (i) and (ii), the “Information”), when taken as a whole after giving effect to all supplements and updates provided thereto, is or will be, when furnished, supplemented or updated, correct in all material respects and does not or will not, when furnished, supplemented or updated, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Agent by the Obligors, or by any of the Obligors’ representatives on behalf of such Obligor, in connection with the Transactions, when taken as a whole, have been, or will be, prepared in good faith based upon assumptions that are believed by the Obligors to be reasonable at the time the related Projections are so furnished; it being understood that (i) the Projections are merely a prediction as to future events and are not to be viewed as facts or a guarantee of performance, (ii) the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Obligors, and (iii) no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material.

4.5 Taxes. Each Obligor has filed all tax returns that it is required to file, and has paid all Taxes shown on said returns as well as all Taxes shown on all assessments received by it to the extent that such Taxes are not being Properly Contested; and no Obligor is subject to any Tax Liens or has received any notice of deficiency or other official notice to pay any Taxes.

4.6 Material Agreements. No Obligor is a party to any agreement or instrument adversely affecting its business, assets, operations or condition, nor is any Obligor in default in the performance, observance or fulfillment of any material obligations, covenants or conditions contained in any agreement or instrument where such default would reasonably be expected to have a Material Adverse Effect.

4.7 Title to Assets; Intellectual Property. Each Obligor has good title to its assets (including those shown or included in its respective financial statements) or leasehold title as to leased assets or rights as to licenses and the same are not subject to any Liens other than Permitted Liens. Each Obligor possesses all necessary trademarks, trade names, copyrights, patents, patent rights and licenses to conduct business as now operated, without any known conflict with the rights of others, including items described in the Perfection Certificate.

4.8 Compliance With Laws.

(a) Each Obligor and its respective properties, business operations and leaseholds are in compliance in all material respects with all applicable laws.

(b) Without limiting the generality of Section 4.8(a) above:

(i) Holdings and its Subsidiaries have complied and currently are in compliance with all applicable Alcohol Laws, including those pertaining to licenses, permits and other authorizations required to provide such services related to the production, possession and sale of alcoholic beverages on or off premises, except for any noncompliance which, individually and in the aggregate, would not materially and adversely affect Holdings and its Subsidiaries.

(ii) The premises owned or operated by Holdings and its Subsidiaries have complied and currently are in compliance with all applicable Alcohol Laws, including those pertaining to licenses, permits and other authorizations required to provide such services related to the production, possession and sale of alcoholic beverages on or off premises, except for any noncompliance which, individually and in the aggregate, would not materially and adversely affect Holdings and its Subsidiaries.

(iii) The products sold by, or offered for sale by, Holdings and its Subsidiaries, including the labels, labeling and packaging of the products, have complied and currently are in compliance with all applicable Alcohol Laws, including those pertaining to licenses, permits and other authorizations required to provide such services related to the production, possession and sale of alcoholic beverages on or off premises, except for any noncompliance which, individually and in the aggregate, would not materially and adversely affect Holdings and its Subsidiaries.

(iv) The supply chain partnerships used to facilitate the distribution and sale of the products are subject to industry standard agreements that ensure that all distributors and retailers engaged in the sale of the products sold by, or offered for sale by, Holdings and its Subsidiaries, including those pertaining to the three-tier system of alcohol distribution in the United States, and all licenses, permits and other authorizations required to provide such services related to the production, possession and sale of alcoholic beverages on or off premises, except for any noncompliance which, individually and in the aggregate, would not materially and adversely affect Holdings and its Subsidiaries.

(v) To the extent that the products sold by, or offered for sale by, Holdings and its Subsidiaries, contain alcohol ingredients, including, but not limited to ethanol or denatured ethyl alcohol, but do not otherwise qualify as alcoholic beverages, Holdings and its Subsidiaries have complied and currently are in compliance with all applicable laws, rules, regulations, guidances, decrees, orders, judgments, licenses and permits governing the manufacture, sale and distribution of such regulated products, including the labels, labeling and packaging of the products, issued by the FDA applicable to hand sanitizer products.

(vi) Neither Holdings nor any of its Subsidiaries are aware of the receipt by any of any written notice of any actual or threatened investigation, inquiry, or administrative or judicial action, hearing, or enforcement proceeding by any Governmental Authority that would implicate Holdings or its Subsidiaries, except where such investigation, inquiry, or administrative or judicial action, hearing, or enforcement proceeding would not materially and adversely affect Holdings and its Subsidiaries.

(vii) The Borrower and its Subsidiaries market and promote its alcohol beverages and drug products in material compliance with all FDA and TTB laws, rules, regulations, guidances, decrees, orders and judgments.

4.9 Business and Collateral Locations. Each Obligor’s chief executive office, principal place of business, office where such Obligor’s business records are located and all other places of business of such Obligor are as described in the Perfection Certificate; and, except as otherwise described in the Perfection Certificate, none of the Collateral (other than Inventory in-transit to the Borrower or its customers) is in the possession of any Person other than the applicable Obligor.

4.10 ERISA. Except as disclosed in writing to the Agent prior to the Closing Date, no Obligor has any Plan. No Plan established or maintained by any Obligor had, has, or is expected to have a material accumulated funding deficiency (as such term is defined in Section 302 of ERISA), and no material liability to the Pension Benefit Guaranty Corporation has been, or is expected by any Obligor to be, incurred with respect to any such Plan by such Obligor. No Obligor is required to contribute to or is not contributing to a Multiemployer Plan described in Section 4001(a)(3) of ERISA and has no withdrawal liability to any Plan, nor has any reportable event referred to in Section 4043(b) of ERISA occurred that has resulted or could result in liability of any Obligor; and no Obligor has any reason to believe that any other event has occurred that has resulted or could result in liability of any Obligor as set forth above.

4.11 Labor Relations. Except as disclosed in writing to the Agent prior to the Closing Date, neither any Obligor nor any of their respective Subsidiaries is a party to or bound by any collective bargaining agreement. On the date hereof, there are no material grievances, disputes or controversies with any union or any other organization of any Obligor’s or any of their respective Subsidiaries’ employees, or, to any Obligor’s knowledge, any threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

4.12 Anti-Terrorism Laws; Sanctions. Neither any Obligor nor any of their respective Affiliates is in violation of any anti-terrorism law, including (but not limited to) the PATRIOT Act, engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any anti-terrorism law, including (but not limited to) the PATRIOT Act; or is any of the following (each a “Blocked Person”): (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (iii) a Person with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any anti-terrorism law; (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (vi) a Person who is affiliated with a Person listed above. Neither any Obligor nor any of their respective Affiliates conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224. Each Obligor and each of its respective Affiliates is in compliance with Sanctions and with AML Laws. The Borrower will not use the advances of the Term Loan or the proceeds thereof in violation of any Sanctions, otherwise make such funds available to any Sanctions Target, or use any part of the proceeds of the Term Loan for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977. None of the Obligors, any of their Subsidiaries or any of their respective directors or officers, nor, to their knowledge, any of their respective Affiliates, employees or agents, is a Sanctions Target.

4.13 Capital Structure. As of the date hereof, the Perfection Certificate sets forth the correct name of each Obligor and each Subsidiary of each Obligor, its jurisdiction of organization and the percentage of its Equity Interests owned by such Obligor, the identity of each Person that directly owns any Equity Interests of any Obligor, and the number or percentage of Equity Interests owned by each such Person. Each Obligor has good title to all of the Equity Interests it purports to own in each of its Subsidiaries, free and clear of any Lien other than Liens for the benefit of Agent.

4.14 Perfection Certificate. All of the representations and warranties in the Perfection Certificate are true and accurate on the date of this Agreement.

4.15 Accounts and Other Payment Rights. Each Account, Instrument, Chattel Paper, Payment Intangible and other writing constituting any portion of the Collateral (a) is genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy or similar laws relating to creditors’ rights; (b) is not subject to any reduction or discount, defense, setoff, claim or counterclaim of a material nature against any Obligor except as stated on the invoice applicable thereto or as to which such Obligor has notified Agent in writing; (c) is not subject to any other circumstances that would impair the validity, enforceability or amount of such Collateral except as to which any Obligor has notified Agent in writing; (d) arises from a bona fide sale of goods or delivery of services in the Ordinary Course of Business and in accordance with the terms and conditions of any applicable contract or agreement; and (e) is free of all Liens other than Permitted Liens.

4.16 Validity, Perfection and Priority of Security Interests. The Liens in favor of Agent provided pursuant to the Security Documents are valid and perfected first priority security interests in the Collateral (subject only to Permitted Liens), and all filings and other actions required by the Loan Documents to perfect the Liens on such Collateral have been taken on the Closing Date or shall be taken as promptly as practicable following the Closing Date.

4.17 Permits, Licenses and Other Approvals. The Borrower and each of its Subsidiaries have all power and authority, and have all permits, licenses, accreditations, certifications, authorizations, approvals, consents, notifications, certifications, registrations, exemptions, variances, qualifications and other rights, privileges and approvals required under applicable laws, to which any Obligor is subject, of all Governmental Entities and other Persons necessary or required for it (a) to own the assets that it now owns, (b) to carry on its business as now conducted, and (c) to execute, deliver and perform the Loan Documents to which it is a party, except, in the case of the foregoing clauses (a) and (b), where the failure to obtain such permits, licenses, accreditations, certifications, authorizations, approvals, consents and agreements would not reasonably be expected to have a Material Adverse Effect.

4.18 Use of Proceeds. Borrower and its Subsidiaries shall have used the proceeds of the Term Loan in accordance with Section 1.1 hereof.

4.19 Investment Company Act; Margin Regulations. No Obligor and no Subsidiary of any Obligor is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), or extending credit for the purpose of purchasing or carrying margin stock. None of the Obligors, nor any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

4.20 Environmental Compliance.

(a) No Obligor or any Subsidiary (i) has, to the knowledge of the Obligors and their respective Subsidiaries, failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law with respect to such Obligor’s or Subsidiary’s operations, (ii) has become subject to a pending claim with respect to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability except, in each case, as has not resulted, and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) (i) None of the properties owned or operated by any Obligor or any Subsidiary is listed or, to the actual knowledge of the Obligors, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) to the actual knowledge of the Obligors and except for distilled spirits and/or distilled spirits mixtures produced in the Ordinary Course of Business, there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Obligor or any Subsidiary; (iii) to the knowledge of the Obligors, there is no asbestos or asbestos-containing material on any property currently owned or operated by any Obligor or Subsidiary; and (iv) Hazardous Materials have not been released, discharged or disposed of by any Obligor or Subsidiary in violation of Environmental Laws or, to the actual knowledge of the Obligors, by any other Person in violation of Environmental Laws on any property currently owned or operated by any Obligor or any Subsidiary, except in the case of this clause (iv) as has not resulted and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not individually or in the aggregate reasonably be expected to result in Environmental Liabilities on the part of the Obligors and their Subsidiaries in excess of $100,000, no Obligor or any Subsidiary is undertaking, and no Obligor or any Subsidiary has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored by any Obligor or any Subsidiary at, or transported to or from by or on behalf of any Obligor or any Subsidiary, any property owned or operated by any Obligor or any Subsidiary have, to the actual knowledge of the Obligors, been disposed of in a manner not reasonably expected to result in a Material Adverse Effect.

Section 5.	AFFIRMATIVE COVENANTS

At all times prior to the Termination Date, each Obligor covenants that it shall, and shall cause each of its Subsidiaries to:

5.1 Notices. Notify the Agent, promptly (and in any event, within three (3) Business Days) after any Obligor’s obtaining knowledge thereof, of (i) any Default or Event of Default; (ii) the commencement of any action, suit or other proceeding against, or any demand for arbitration with respect to, any Obligor involving more than $100,000 in the aggregate; (iii) the occurrence or existence of any default by an Obligor under any agreement relating to Debt for money borrowed involving more than $100,000 in the aggregate; or (iv) any other event or transaction which has or would reasonably be expected to have a Material Adverse Effect.

5.2 Maintenance of Rights and Properties. Maintain and preserve all rights, franchises and other authority adequate for the conduct of its business; maintain its properties, equipment and facilities in good order and repair, ordinary wear and tear excepted; conduct its business in an orderly manner without voluntary interruption; and maintain and preserve its existence.

5.3 Performance and Compliance with Material Contracts. At the expense of such Obligor or such Subsidiary, as applicable, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under all of its Material Contracts, to the extent the failure to perform of comply with such provisions, covenants and promises would be materially adverse to the Agent or the Lenders hereunder.

5.4 Visits and Inspections. Permit representatives of the Agent, as often as may be reasonably requested, but only during normal business hours and (except when a Default or Event of Default exists) upon reasonable prior notice to Holdings to: visit and inspect properties of the Obligors and each of their respective Subsidiaries; inspect, audit and make extracts from each Obligor’s Books, including all records relating to any Collateral; and discuss with each of its officers, employees and independent accountants Obligors’ and their respective Subsidiaries’ business, financial conditions, business prospects and results of operations; provided, that unless an Event of Default exists during any such visit or inspection, Obligors shall only be responsible for the expenses incurred by Agent or its representatives in connection with one (1) such visit or inspection per calendar year, notwithstanding any terms to the contrary in the Terms Schedule.

5.5 Taxes. Pay and discharge all Taxes prior to the date on which such Taxes become delinquent or any penalties attach thereto, except and to the extent only that such Taxes are being Properly Contested. If requested by the Agent, each Obligor shall provide proof of payment or, in the case of withholding or other employee taxes, deposit funds required by applicable law and shall deliver to the Agent copies of all tax returns (and amendments thereto) within thirty (30) days following the filing thereof.

5.6 Financial Statements and Other Information. Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions; and cause to be prepared and furnished to the Agent the following:

(i) Commencing with the Fiscal Year ending December 31, 2021, as soon as available and in any event within one hundred eighty (180) days after the close of each Fiscal Year, audited balance sheets of Holdings and its Subsidiaries as of the end of such Fiscal Year and the related statements of income, shareholders’ equity and cash flow, on a consolidated and consolidating basis, certified without any going concern or other material qualification, by a firm of independent certified public accountants of recognized national standing selected by Holdings but reasonably acceptable to the Agent and setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the preceding Fiscal Year;

(ii) Commencing with the fiscal quarter ending June 30, 2021, as soon as available, and in any event within forty five (45) days after the close of each fiscal quarter of Holdings, unaudited balance sheets of Holdings and its Subsidiaries as of the end of such fiscal quarter and the related unaudited statements of income and cash flow for such fiscal quarter and for the portion of Holdings’ Fiscal Year then elapsed, on a consolidated and consolidating basis, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year and certified by the principal financial officer of Holdings as prepared in accordance with GAAP and fairly presenting the consolidated and consolidating financial position and results of operations of Holdings and its Subsidiaries for such period subject only to changes from year-end adjustments and except that such statements need not contain notes;

(iii) Commencing with the Fiscal Year ending December 31, 2021, as soon as available, and in any event within seventy five (75) days after the close of each Fiscal Year of Holdings, unaudited balance sheets of Holdings and its Subsidiaries as of the end of such Fiscal Year and the related unaudited statements of income and cash flow for such Fiscal Year, on a consolidated and consolidating basis, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year and certified by the principal financial officer of Holdings as prepared in accordance with GAAP and fairly presenting the consolidated and consolidating financial position and results of operations of Holdings and its Subsidiaries for such month and period subject only to changes from year-end adjustments and except that such statements need not contain notes;

(iv) as soon as available and in any event within thirty (30) days after the close of each fiscal month, (a) a monthly income statement and a calculation of EBITDA as of the end of such fiscal month, (b) a monthly cash balance report detailing Holdings’ and its Subsidiaries’ cash balances as of the end of such fiscal month, and (c) a monthly operational performance report detailing wholesale revenue and retail revenue by spirits segment, tribal partner revenue, monthly sales by category with comparative figures to budget for such fiscal month, in each case on a consolidated and consolidating basis, and setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the comparable fiscal month in the preceding Fiscal Year;

(v) concurrently with the delivery of the financial statements described in clauses (i) and (ii) of this Section, or more frequently if requested by Agent during any period that a Default or Event of Default exists, Holdings shall cause to be prepared and furnished to Lender a Compliance Certificate and an updated Perfection Certificate;

(vi) promptly after the sending or filing thereof, as the case may be, copies of any regular, periodic and special reports or registration statements or prospectuses which the Obligors file with any Governmental Authority;

(vii) within ninety (90) days after the end of each Fiscal Year (beginning with the Fiscal Year ending December 31, 2021), annual financial projections of Holdings and its Subsidiaries for the following Fiscal Year on a consolidated and consolidating basis, in form reasonably satisfactory to Agent, of monthly consolidated and consolidating balance sheets and statements of income or operations and cash flows and detailing assumptions made in the build-up of such budget;

(viii) all reporting with respect to the Collateral as provided in the Security Agreement and the other Security Documents; and

(ix) promptly following any request therefor, (a) such other information regarding the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Obligors, or compliance with the terms of the Loan Documents, as the Agent or any Lender (through the Agent) may from time to time reasonably request, or (b) information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws or (c) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

5.7 Compliance with Laws. Comply in all material respects with all applicable laws (including, but not limited to, the PATRIOT Act), and all other laws regarding the collection, payment and deposit of Taxes, and shall obtain and keep in full force and effect any and all governmental approvals necessary to the ownership of its properties or the conduct of its business and shall promptly report any non-compliance to Agent, except in such instances in which such requirement of law is being contested in good faith by appropriate proceedings diligently conducted.

5.8 Financial Covenants. Comply with all of the Financial Covenants.

5.9 Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance (including, without limitation, business interruption insurance) with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

5.10 Covenant to Guarantee Obligations and Give Security. Upon (x) the request of the Agent following the occurrence and during the continuance of an Event of Default, (y) the formation or acquisition of any new direct or indirect Subsidiaries by any Obligor or (z) the acquisition of any property by any Obligor, and such property, in the judgment of the Agent, shall not already be subject to a perfected first priority security interest in favor of the Agent for the benefit of the Lenders, then in each case at the Obligors’ expense:

(i) in connection with the formation or acquisition of a Subsidiary, within twenty (20) days after such formation or acquisition, cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Agent, guaranteeing the other Obligor’s obligations under the Loan Documents,

(ii) within twenty (20) days after (A) such request, furnish to the Agent a description of the real and personal properties of the Obligors and their respective Subsidiaries in detail reasonably satisfactory to the Agent and (B) such formation or acquisition, furnish to the Agent a description of the real and personal properties of such Subsidiary or the real and personal properties so acquired, in each case in detail satisfactory to the Agent,

(iii) within twenty (20) days after (A) such request or acquisition of property by any Obligor, duly execute and deliver, and cause each Obligor to duly execute and deliver, to the Agent such additional mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance satisfactory to the Agent (it being acknowledged and agreed that security agreements in the form and substance similar to those being delivered on the Closing Date shall be satisfactory to Agent), securing payment of all the Obligations of such Obligor under the Loan Documents and constituting Liens on all such properties and (B) such formation or acquisition of any new Subsidiary, duly execute and deliver and cause such Subsidiary and each Obligor acquiring Equity Interests in such Subsidiary to duly execute and deliver to the Agent mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance satisfactory to, the Agent (it being acknowledged and agreed that security agreements in the form and substance similar to those being delivered on the Closing Date shall be satisfactory to Agent), securing payment of all of the obligations of such Subsidiary or Obligor, respectively, under the Loan Documents,

(iv) within thirty (30) days after such request, formation or acquisition, take, and cause each Obligor and each newly acquired or newly formed Subsidiary to take, whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Agent to vest in the Agent (or in any representative of the Agent designated by it) valid Liens on the properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section 5.10, enforceable against all third parties (subject to Permitted Liens) in accordance with their terms,

(v) within thirty (30) days after such request, formation or acquisition, deliver to the Agent, upon the request of the Agent in its reasonable discretion (or sole discretion in connection with such request), a signed copy of a customary opinion, addressed to the Agent and the other Lenders, of counsel for the Obligors acceptable to the Agent as to (1) the matters contained in clauses (i), (iii) and (iv) above, (2) such guaranties, guaranty supplements, mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements being legal, valid and binding obligations of each Obligor party thereto enforceable in accordance with their terms, as to the matters contained in clause (iv) above, (3) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties, and (4) such other matters as the Agent may reasonably request,

(vi) as promptly as practicable after such request, formation or acquisition, deliver, upon the request of the Agent in its reasonable discretion (or sole discretion in connection with such request), to the Agent with respect to each parcel of real property owned or held by each Obligor and each newly acquired or newly formed Subsidiary title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Agent, provided, however, that to the extent that any Obligor or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Agent, and

(vii) at any time and from time to time, promptly execute and deliver, and cause each Obligor and each newly acquired or newly formed Subsidiary to execute and deliver, any and all further instruments and documents and take, and cause each Obligor and each newly acquired or newly formed Subsidiary to take, all such other action as the Agent may reasonably deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements.

5.11 Further Assurances. Take such further actions as the Agent shall reasonably request from time to time in connection herewith to evidence or give effect to this Agreement and the other Loan Documents and any of the transactions contemplated hereby. Promptly after the Agent’s request therefor, the Obligors shall execute or cause to be executed and delivered to the Agent such instruments, assignments, title certificates or other documents as are necessary under the UCC or other applicable law to perfect (or continue the perfection of) the Agent’s Liens upon the Collateral and shall take such other action as may be reasonably requested by the Agent to give effect to or carry out the intent and purposes of this Agreement.

5.12 Holdings Covenant. With respect to Holdings, engage solely in the following activities: (i) acting as a holding company and transactions incidental thereto, (ii) entering into the Loan Documents and the transactions required herein or permitted herein to be performed by Holdings, (iii) receiving and distributing the dividends, distributions and payments permitted to be made to Holdings pursuant to Section 6.5, (iv) entering into engagement letters and similar type contracts and agreements with attorneys, accountants and other professionals, (v) owning the Equity Interests of the Borrower and its other direct Subsidiaries, (vi) issuing Equity Interests as permitted hereunder, (vii) engaging in activities necessary or incidental to any director, officer and/or employee option incentive plan at Holdings, (viii) providing guarantees for the benefit of Borrower to the extent Borrower is otherwise permitted to enter into the underlying transaction pursuant to the terms of this Agreement and (ix) holding nominal deposits in deposit accounts in connection with consummating any of the foregoing transactions.

5.13 Compliance with Anti-Corruption Laws, AML Laws, Sanctions and Beneficial Ownership Regulations. Maintain in effect and enforce policies and procedures reasonably intended to promote and achieve compliance by Holdings, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, AML Laws and applicable Sanctions.

5.14 Post-Closing Actions.

(a) Not later than the date that is thirty (30) days after the Closing Date (or such later date as the Agent may agree in its sole discretion), deliver a Control Agreement, in form and substance satisfactory to the Agent, for each Deposit Account (other than any Excluded Account (as such term is defined in the Security Agreement)) maintained by any Obligor as of the Closing Date;

(b) Not later than the date that is fifteen (15) days after the Closing Date (or such later date as the Agent may agree in its sole discretion), deliver insurance certificates, with confirming endorsements, naming the Agent, on behalf of the Lenders, as loss payee or mortgagee, as their interest may appear, on all property damage policies and as an “additional insured” on all third party liability policies; and

(c) Not later than the date that is forty-five (45) days after the Closing Date (or such later date as the Agent may agree in its sole discretion), use commercially reasonable efforts to deliver a Lien Waiver satisfactory to Agent for the real properties located at (i) 3553 West First Avenue, Eugene, Oregon and (ii) 9668 Bujacich Road, Gig Harbor, Washington 98332-8477.

(d) Not later than the date that is thirty (30) days after the Closing Date (or such later date as the Agent may agree in its sole discretion), deliver to the Agent evidence of (i) a filed UCC-3 financing statement amendment that amends the UCC-1 financing statement filed with the Department of Licensing of the State of Washington under file number 2014-259-3239-0 (the lien evidenced by such financing statement and amendments thereto being the “Specified Summit Equipment Lien”), to limit the collateral description therein to equipment acquired for or used in the Borrower location at 110 Madison Street, Eugene, Oregon, and (ii) a corresponding amendment to the collateral description in the underlying security agreement pursuant to which the lien on such equipment is granted in favor of Summit Bank.

Section 6.	NEGATIVE COVENANTS

At all times prior to the Termination Date, each Obligor shall not, and shall not permit any of their respective Subsidiaries to:

6.1 Fundamental Changes. Merge, reorganize, or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions (other than merger or consolidation of any Subsidiary of the Borrower with and into (a) the Borrower or (b) another subsidiary of Borrower that is an Obligor); change its name or conduct business under any fictitious name except for any fictitious name shown in the Perfection Certificate; change its federal employer identification number, organizational identification number, state of organization, or the type of entity it is; relocate its chief executive office or principal place of business without having first provided ten (10) Business Days prior written notice to the Agent; amend, modify or otherwise change any of the terms or provisions in any of its Organizational Documents or the Organizational Documents of any of its Subsidiaries, except for changes that do not affect in any way such Obligor’s authority to enter into and perform the Loan Documents to which it is a party, the perfection of the Agent’s Liens on any of the Collateral, or its authority or obligation to perform and pay the Obligations, and except for changes that are not adverse to the Lenders; or create any Subsidiary or acquire all or substantially all of the assets or Equity Interests of another Person, except for Permitted Acquisitions.

6.2 Conduct of Business; Asset Transfers. Sell, lease or otherwise dispose of any of its assets (including any Collateral) other than a Permitted Asset Disposition; suspend or otherwise discontinue all or any material part of its business operations, except as previously disclosed in writing to Agent; or engage in any business other than the business engaged in by it on the Closing Date, without the prior written consent of the Agent.

6.3 Debt; Liens. Create, incur or suffer to exist any (i) Lien on any of its assets other than Permitted Liens, or (ii) any Debt, including any guaranties or other contingent obligations, other than the following:

(a) the Obligations;

(b) Debt for accrued payroll and Taxes incurred in the Ordinary Course of Business, in each case so long as payment thereof is not past due and payable unless, in the case of Taxes, such Taxes are being Properly Contested;

(c) Additional Permitted Debt;

(d) unsecured Debt owing from any Obligor to any other Obligor;

(e) unsecured guarantees of any Obligor with respect to Debt or obligations of any other Obligor that is otherwise permitted hereunder, including guarantees of the type specified in Section 5.12(viii);

(f) Debt in the form of Capital Lease Obligations or purchase money financing for Fixed Assets and Permitted Refinancings of such Debt; provided, however, that the aggregate amount of all such Debt at any one time outstanding shall not exceed $750,000;

(g) Debt under performance, surety, statutory, appeal bonds or other similar bonds in the Ordinary Course of Business;

(h) Debt in respect of netting services, overdraft protections, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) and cash management services and otherwise in connection with cash management and deposit accounts, in each case incurred in the Ordinary Course of Business; provided, however, that the aggregate amount of all such Debt at any one time outstanding shall not exceed $100,000;

(i) Debt in respect of financed insurance premiums, in an aggregate amount at any one time not to exceed the amount of any premiums under such insurance policies;

(j) unsecured Debt consisting of any earnout obligations or similar deferred or contingent consideration obligations incurred or created in connection with a Permitted Acquisition; provided, that any such Debt shall be on terms and conditions (including amounts and terms as to subordination) acceptable to the Agent in its sole discretion;

(k) Debt owed to any Person providing workers’ compensation, health, disability or other employee benefits (including contractual and statutory benefits) or property, casualty or liability insurance to any Obligor, in each case in the Ordinary Course of Business;

(l) other unsecured Debt so long as (i) no Default or Event of Default has occurred or would result from the incurrence thereof, (ii) such Debt is subordinated to the Term Loan, matures at least ninety-one (91) days after the Maturity Date, and is otherwise subject to terms and conditions (including, without limitation, subordination provisions) acceptable to the Agent in its sole discretion, and (iii) except with respect to Permitted Convertible Debt, after giving effect to the incurrence of such Debt, the Total Leverage Ratio for the most recently ended Applicable Fiscal Period, recomputed to give Pro Forma Effect to the incurrence of such Debt, shall not exceed 1.50:1.00; and

(m) the Channel Partners Debt; provided, that such Debt shall only remain outstanding until the earlier of (i) the incurrence of Permitted Additional Debt and (ii) the borrowing of the Incremental Term Loans, upon which such earlier date the Channel Partners Debt shall be repaid in full.

6.4 Loans; Advances; Investments. Make any loans or advances or other transfers of property to any Person or make any capital contribution or other investment in any Person, except, in each case, (i) reimbursement of expenses to officers or employees in the Ordinary Course of Business, (ii) transfers by a Subsidiary of the Borrower to the Borrower or to another Subsidiary of the Borrower that is an Obligor, (iii) transfers to the Lenders pursuant to the Loan Documents, (iv) investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors; (v) to the extent constituting an investment, guarantees permitted under Section 6.3, (vi) Permitted Acquisitions (including investments in Subsidiaries acquired pursuant to a Permitted Acquisition), (vii) deposits and other prepaid expenses in the Ordinary Course of Business and (viii) investments received as the non-cash portion of consideration received in connection with a disposition of property otherwise permitted hereunder.

6.5 Distributions. Declare or make any Distribution other than (a) Distributions by any Subsidiary of the Borrower to the Borrower; (b) Distributions by Holdings to the direct holders of Equity Interests in Holdings so long as (i) no Default or Event of Default shall have occurred and be continuing immediately before and immediately after giving effect to such Distribution, (ii) immediately before and immediately after giving effect to such Distribution, Obligors are in Pro Forma Compliance with the Financial Covenants and (iii) the Total Net Leverage Ratio, as of the last day of the Applicable Fiscal Period most recently ended, and calculated on a Pro Forma Basis after giving effect to the making of such Distribution, shall not be greater than 1.50:1.00; (c) the issuance of Equity Interests of Holdings to the holders of any Permitted Convertible Debt that is convertible into common Equity Interests of Holdings, to redeem such Permitted Convertible Debt; and (d) Distributions to repay any Permitted Convertible Debt set forth in clause (a) of the definition thereof in cash.

6.6 ERISA. Withdraw from participation in, permit any full or partial termination of, or permit the occurrence of any other event with respect to any Plan maintained for the benefit of the Obligors’ employees under circumstances that could result in liability to the Pension Benefit Guaranty Corporation, or any of its successors or assigns, or to any entity which provides funds for such Plan; or withdraw from any Multiemployer Plan described in Section 4001(a)(3) of ERISA which covers the Obligors’ employees.

6.7 Tax and Accounting Matters. File or consent to the filing of any consolidated income tax return with any Person other than one or more of its Subsidiaries; make any significant change in accounting treatment or reporting practices, except as required by GAAP; or establish a fiscal year different than the Fiscal Year.

6.8 Restrictive Agreements. Enter into or permit to exist any contractual arrangement (other than this Agreement or any other Loan Document) that limits the ability (i) of any Subsidiary to make Distributions to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect (A) on the date hereof or (B) at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (ii) of any Subsidiary to Guarantee the Debt of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person (including, without limitation, as to the Equity Interests of BSB held by the Obligors and their Subsidiaries; provided, that, for the avoidance of doubt, that any such limitations set forth in the limited liability company operating agreement of BSB as of the Closing Date are permitted pursuant to this Section 6.8), except for any lease or other similar agreement with respect to property that is subject to a purchase money security interest or Capital Lease Obligation, the terms of which lease or other similar agreement limits the ability of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on such property.

6.9 Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except in the Ordinary Course of Business and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof.

6.10 Reserved.

6.11 Prepayments/Modifications of Debt.

(a) Voluntarily prepay, redeem, purchase, repurchase, defease, acquire, or otherwise satisfy prior to the scheduled maturity thereof any Debt (other than the Obligations and Permitted Refinancings of Debt permitted hereunder); provided that (i) such payments shall be permitted if (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom at the time of the making of such payment and (B) immediately before and immediately after giving effect to such payment, the Total Leverage Ratio for the most recently ended Applicable Fiscal Period, recomputed to give Pro Forma Effect to such payment, shall not exceed 1.50:1.00, (ii) the conversion or exchange of any Permitted Convertible Debt to or for common Equity Interests of Holdings shall be permitted, (iii) prepayments, redemptions, purchases, repurchases, defeasances or other satisfactions of intercompany Debt, to the extent such intercompany Debt is payable to an Obligor (other than Holdings) shall be permitted in accordance with the terms of the subordination agreements (if any) applicable thereto and (iv) prepayments of Capital Lease Obligations and purchase money financings for Fixed Assets permitted to be incurred under this Agreement shall be permitted.

(b) Amend, modify or alter, nor permit to be amended, modified or altered, in any manner any document governing any Debt that is subordinated to any of the Obligations, other than (i) amendments, modifications or alterations that are permitted under any subordination terms and conditions applicable thereto, or (ii) other amendments, modification or alterations which are not materially adverse to the interests of the Agent or any Lender.

Section 7.	EVENTS OF DEFAULTS; REMEDIES

7.1 Events of Default. The occurrence or existence of any one or more of the following events or conditions shall constitute an Event of Default under this Agreement and the Loan Documents:

(a) The Borrower or any other Obligor shall fail to pay any of the Obligations on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise); provided, however, that any default pursuant to this Section 7.1(a) shall be subject to a three (3) Business Day cure period in the event such default arose solely as a result of administrative or operational errors on the part of the Agent, the Lenders or the Obligors’ banking institution.

(b) Any Obligor fails or neglects to perform, discharge, keep or observe (i) any covenant contained in Sections 5.1, 5.4, 5.6, 5.8, 5.9, 5.10, 5.12, 5.13, 5.14, 6, 8.6(h)(iii) or Item 9 of the Terms Schedule on the date that the Obligors are required to perform, keep or observe such covenant (subject to any applicable time period set forth in such Sections); (ii) any other covenant contained in this Agreement if the breach of such other covenant is not cured to the Agent’s satisfaction within fifteen (15) days after the sooner to occur of any Senior Officer’s receipt of notice of such breach from the Agent or the date on which such failure or neglect first becomes known to any Senior Officer, provided that such notice and opportunity to cure shall not apply in the case of any failure to perform, keep or observe any covenant that is not capable of being cured at all or within such fifteen (15) day period or that is a willful and knowing breach by the Borrower or any other Obligor; or (iii) any covenant or undertaking by it in any other Loan Document (subject to any applicable time period or cure period set forth therein).

(c) Any representation, statement, report, or certificate made or delivered by any Obligor to Agent and/or the Lenders is not true and correct, in any material respect, when made or furnished.

(d) An Insolvency Proceeding (i) is commenced against any Obligor or any of their respective Subsidiaries and is not dismissed within forty-five (45) days thereafter, or (ii) is commenced by any Obligor or any of their respective Subsidiaries.

(e) There is entered against any Obligor or any of their respective Subsidiaries (i) one or more judgments or orders for the payment of money in an aggregate amount exceeding $250,000 (except to the extent that the judgment or order is discharged, appealed or covered by insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, such judgments or orders remain unvacated and unpaid until either (A) enforcement proceedings are commenced by any creditor upon any such judgment or order or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, is not in effect.

(f) Any Obligor or any of their respective Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and after passage of any grace period) in respect of any Debt (other than the Obligations) having an aggregate principal amount of more than $250,000, or (B) fails to observe or perform any other agreement or condition relating to any such Debt, or (C) any other event occurs, and such event continues for more than the grace period, if any, therein specified, and in each of the foregoing clauses (B) and (C), the effect of which is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), prior to its stated maturity (other than in respect of any such secured Debt that becomes due solely as a result of the sale, transfer or other disposition of the property or assets securing such Debt).

(g) Any Obligor or any of their respective Subsidiaries dissolves or becomes the subject of an Insolvency Proceeding; revokes or attempts to revoke the guaranty signed by any Guarantor; repudiates or disputes any Guarantor’s liability thereunder; is in default under the terms thereof; or fails to confirm in writing, promptly after receipt of the Agent’s written request therefor, any Guarantor’s ongoing liability under the guaranty in accordance with the terms thereof.

(h) A Reportable Event (consisting of any of the events set forth in Section 4043(b) of ERISA) shall occur which Agent, in its reasonable discretion, shall determine constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if the Borrower or any other Obligor is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan described in Section 4001(a)(3) of ERISA resulting from the Borrower’s, or such other Obligor’s complete or partial withdrawal from such Multiemployer Plan.

(i) Any Obligor or any of their respective Subsidiaries shall challenge in any action, suit or other proceeding the validity or enforceability of any of the Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to the Agent, or any of the Loan Documents ceases to be in full force or effect for any reason other than a full or partial waiver or release by the Agent in accordance with the terms thereof.

(j) Any Obligor shall be required to register as an “investment company” under the Investment Company Act of 1940, as amended.

(k) Any Obligor shall cease to operate its business in the same manner as such Obligor’s business is conducted as of the Closing Date.

(l) A Change of Control shall occur.

7.2 Remedies. Upon the occurrence and during the continuance of an Event of Default, the Agent may, in its discretion, without notice to or demand upon any Obligor, do any one or more of the following:

(a) Declare all Obligations, whether arising pursuant to this Agreement or otherwise, due, whereupon the same shall become without further notice or demand (all of which notice and demand each Obligor expressly waives) immediately due and payable, and the Borrower shall pay to the Agent for the account of the Lenders the entire aggregate outstanding principal amount of and accrued and unpaid interest on the Term Loan and other Obligations, plus any applicable Prepayment Premium, plus attorneys’ fees and its court costs if such principal, interest and fees are collected by or through an attorney-at-law;

(b) Cease advancing money or extending credit to or for the benefit of the Borrower under this Agreement or under any other agreement between the Borrower and the Lenders;

(c) Notify Account Debtors or lessees of the Obligors that the Accounts have been assigned to the Agent and that the Agent has a security interest therein, collect them directly, and charge the collection costs and expenses to the Loan Account;

(d) Take immediate possession of any Collateral, wherever located; require the Obligors to assemble the Collateral, at the Obligors’ expense, and make it available to the Agent at a place designated by the Agent which is reasonably convenient to both parties; and enter any premises where any of the Collateral may be located and keep and store the Collateral on said premises until sold (and if said premises are the property of an Obligor, then such Obligor agrees not to charge the Agent for storage thereof);

(e) Sell or otherwise dispose of all or any part of the Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sales, with such notice as may be required by applicable law, in lots or in bulk, for cash or on credit, all as the Agent in its discretion may deem advisable; and each Obligor agrees that any requirement of reasonable notice to such Obligor or any other Obligor of any proposed public or private sale or other disposition of Collateral by the Agent shall be deemed satisfied if such notice is given at least ten (10) days prior thereto, and such sale may be at such locations as the Agent may designate in said notice; and

(f) Petition for and obtain the appointment of a receiver, without notice of any kind whatsoever, to take possession of any or all of the Collateral and business of the Borrower and to exercise such rights and powers as the court appointing such receiver shall confer upon such receiver.

The Agent is hereby granted, solely for the purpose of effectuating any of the foregoing remedies and only during the continuance of an Event of Default, an irrevocable, non-exclusive license or other right to use, license or sub-license (exercisable without payment of compensation to any Obligor or any other Person), any or all of the Obligors’ patents, trademarks, trade names and copyrights and all of the Obligors’ computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, and packaging materials, and any property of a similar nature, in advertising for sale, marketing, selling and collecting and in completing the manufacturing of any Collateral, and the Obligors’ rights under all licenses and franchise agreements shall inure to the Agent’s benefit. The proceeds realized from any sale or other disposition of any Collateral may be applied first to any expenses incurred by the Agent and the Lenders and then to the remainder of the Obligations, in such order of application as the Agent may elect in its discretion, with the Borrower and all other Obligors remaining liable for any deficiency.

7.3 Cumulative Rights; No Waiver. All covenants, conditions, warranties, guaranties, indemnities and other undertakings of any Obligor in any of the Loan Documents shall be deemed cumulative, and the Agent and the Lenders shall have all other rights and remedies not inconsistent herewith as provided under the UCC, or other applicable law. No exercise by the Agent or the Lenders of one right or remedy shall be deemed an election, and no waiver by the Agent or the Lenders of any Default or Event of Default on one occasion shall be deemed to be a continuing waiver or applicable to any other occasion. No delay by the Agent or the Lenders shall constitute a waiver, election or acquiescence by the Agent or the Lenders in any failure by the Borrower strictly to comply with its obligations under the Loan Documents.

7.4 Application of Payments. Except to the extent provided for in Section 7.2 hereof, any amounts received by the Agent and the Lenders shall be applied by the Agent (and each Obligor hereby affirmatively consents to any such application) as follows:

(i) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts then due and payable to the Agent;

(ii) second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts then due and payable to the Lenders arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii) third, to payment of that portion of the Obligations constituting unpaid principal installments of the Term Loan then due and payable, ratably among the Lenders in proportion to the respective amounts described in this clause (iii) payable to them;

(iv) fourth, to the payment in full of all other Obligations then due and payable, in each case ratably among the Agent and the Lenders based upon the respective aggregate amounts of all such Obligations then due and payable owing to them in accordance with the respective amounts thereof then due and payable; and

(v) fifth, to the extent any surplus amounts remain, to be repaid to the Obligors.

Section 8.	GENERAL PROVISIONS

8.1 Accounting Terms. Unless otherwise specified herein, all terms of an accounting character used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made, and all financial statements required to be delivered under this Agreement shall be prepared in accordance with GAAP, applied on a basis consistent with the most recent audited financial statements of Holdings and its Subsidiaries delivered to the Agent prior to the Closing Date and using the same method for inventory valuation as used in such audited financial statements, except for any changes required by GAAP. Notwithstanding any provision to the contrary in this Agreement or any other Loan Document, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to Accounting Standards Codification 842 (or any other existing or future Accounting Standards Codification or Financial Accounting Standard having a similar effect or result) and related interpretations (collectively, “ASC 842”) to the extent the effect would be to cause leases which would be treated as operating leases under GAAP immediately prior to the effectiveness of ASC 842 to be recorded as a liability or as debt on any Person’s statement of financial position under GAAP.

8.2 Certain Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All references in this Agreement to statutes shall include all amendments of same and implementing regulations and any successor statutes and regulations; to any instrument or agreement (including any of the Loan Documents) shall include any and all modifications and supplements thereto and any and all restatements, extensions or renewals thereof to the extent such modifications, supplements, restatements, extensions or renewals of any such documents are permitted by the terms thereof; to any Person shall mean and include the successors and permitted assigns of such Person; to “including” shall be understood to mean “including, without limitation”; or to the time of day shall mean the time of day on the day in question in New York, New York, unless otherwise expressly provided in this Agreement. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided in this Agreement. Whenever in any provision of this Agreement the Agent is authorized to take or decline to take any action (including making any determination) in the exercise of its “discretion,” such provision shall be understood to mean that Lender may take or refrain to take such action in its sole and absolute discretion (unless such discretion is qualified by the term “reasonable” in the applicable provision). Whenever the phrase “to the best of the Borrower’s knowledge” or words of similar import relating to the knowledge or the awareness of the Borrower are used in this Agreement or other Loan Documents, such phrase shall mean and refer to the actual knowledge of any Senior Officer of the Borrower.

8.3 Power of Attorney. Each Obligor hereby irrevocably makes, constitutes and appoints the Agent (and any of the Agent’s officers, employees or agents designated by the Agent), with full power of substitution, as such Obligor’s true and lawful attorney, in such Obligor’s or the Agent’s name: (a) to endorse such Obligor’s name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into the Agent’s possession; (b) during the continuance of an Event of Default, to sign such Obligor’s name on drafts against Account Debtors, on schedules and assignments of Accounts, on notices to Account Debtors and on any Account invoice or bill of lading; (c) during the continuance of an Event of Default, to send requests for verification of Accounts, and to contact Account Debtors in any other manner to verify the Accounts; (d) during the continuance of an Event of Default, to notify the post office authorities to change the address for delivery of such Obligor’s mail to any address designated by the Agent, to receive and open all mail addressed to such Obligor, and to retain all mail relating to the Collateral and forward, within two (2) Business Days of the Agent’s receipt thereof, all other mail to such Obligor; and (e) during the continuance of an Event of Default, to do all other things necessary to carry out this Agreement. The foregoing power of attorney, being coupled with an interest, is irrevocable so long as any Obligations are outstanding. Each Obligor ratifies and approves all acts of the attorney. Neither the Agent nor its employees, officers, or agents shall be liable for any acts or omissions or for any error in judgment or mistake of fact or law except for gross negligence or willful misconduct.

8.4 Notices and Communications. All notices, requests and other communications to or upon a party hereto shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at the address, facsimile number or email address for such party in Item 10 of the Terms Schedule or at such other address or facsimile number as such party may hereafter specify for the purpose of notice to the Agent and the Obligors in accordance with the provisions of this Section. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified herein for the noticed party and confirmation of receipt is received, (ii) if given by mail, three (3) Business Days after such communication is deposited in the U.S. Mail, with first class postage pre-paid, addressed to the noticed party at the address specified herein, (iii) if sent by electronic mail, when actually received at the address listed in Item 10 of the Terms Schedule, or (iv) if given by personal delivery, when duly delivered with receipt acknowledged in writing by the noticed party. Notwithstanding the foregoing, no notice to or upon the Agent pursuant to Section 5.1 shall be effective until actually received by the individual to whose attention at the Agent such notice is required to be sent. Any written notice, request or demand that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice, request or demand is actually received by the individual to whose attention at the noticed party such notice, request or demand is required to be sent.

8.5 Performance of Obligors’ Obligations. If any Obligor shall fail to discharge any covenant, duty or obligation hereunder or under any of the other Loan Documents, the Agent may, in its discretion at any time, for such Obligor’s account and at such Obligor’s expense, pay any amount or do any act required of such Obligor hereunder or under any of the other Loan Documents or otherwise lawfully requested by the Agent. All costs and expenses incurred by the Agent in connection with the taking of any such action shall be reimbursed to the Agent by such Obligor on demand with interest at the Default Rate from the date such payment is made or such costs or expenses are incurred to the date of payment thereof. Any payment made or other action taken by the Agent under this Section shall be without prejudice to any right to assert, and without waiver of, an Event of Default hereunder and without prejudice to the Agent’s right to proceed thereafter as provided herein or in any of the other Loan Documents.

8.6 Agent.

(a) Authorization and Action. Each Lender (in its capacity as a Lender) hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Obligations of the Obligors), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of all Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law.In furtherance of the foregoing, each Lender (in its capacities as a Lender) hereby appoints and authorizes the Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Obligors to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Agent (and any Supplemental Collateral Agents appointed by the Agent pursuant to Section 8.6(c) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Agent) shall be entitled to the benefits of this Section 8.6 (including, without limitation, Section 8.6(g)) as though the Agent (and any such Supplemental Collateral Agents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.The Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents or of exercising any rights and remedies thereunder at the direction of the Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Agent may also from time to time, when the Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Supplemental Collateral Agent”) with respect to all or any part of the Collateral; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Agent. Should any instrument in writing from the Borrower or any other Obligor be required by any Supplemental Collateral Agent so appointed by the Agent to more fully or certainly vest in and confirm to such Supplemental Collateral Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Obligor to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Agent. If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Agent until the appointment of a new Supplemental Collateral Agent. The Agent shall be not responsible for the negligence or misconduct of any agent, attorney-in-fact or Supplemental Collateral Agent that it selects in accordance with the foregoing provisions of this Section 8.6(c) in the absence of the Agent’s gross negligence or willful misconduct.Agents’ Reliance, Etc. Neither the Agent nor any of its respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (a) may consult with legal counsel (including counsel for any Obligor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Obligor or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Obligor; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.Silverpeak Credit Partners, LP and Affiliates. With respect to its Commitments, the Term Loan made by it and any Notes issued to it, Silverpeak Credit Partners, LP shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Silverpeak Credit Partners, LP in its individual capacity. Silverpeak Credit Partners, LP and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Obligor, any of its Subsidiaries and any Person that may do business with or own securities of any Obligor or any such Subsidiary, all as if Silverpeak Credit Partners, LP were not the Agent and without any duty to account therefor to the Lenders. The Agent shall not have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Obligor or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as the Agent.Lender Party Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 3 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.Indemnification. Each Lender severally agrees to indemnify the Agent (to the extent not promptly reimbursed by the Obligors) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct as found in a final, non- appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Obligors under Section 8.8, to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Obligors. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.6(g) applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. For purposes of this Section 8.6(g), each Lender’s ratable share of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Term Loans outstanding at such time and owing to such Lender, and (ii) the aggregate unused portions of such Lender’s Commitments at such time. The failure of any Lender to reimburse the Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Agent, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent, for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.6 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.Erroneous Payments.Each Lender hereby agrees that (i) if the Agent notifies such Lender that the Agent has determined that any funds received by such Lender from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), and if such Lender fails to return the amount of any such Erroneous Payment (or portion thereof) to the Agent by such Business Day, such Lender shall also pay the Agent interest thereon in respect of each day after such Business Day to the date such amount is repaid to the Agent in same day funds at a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Agent to any Lender under this clause (i) shall be conclusive, absent manifest error.Without limiting immediately preceding clause (i), each Lender hereby further agrees that if it receives an Erroneous Payment from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, an error has been made with respect to such Erroneous Payment, and to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. Each Lender agrees that, in each such case, it shall promptly (and, in all events, within one (1) Business Day of its actual knowledge of such error) notify the Agent of such occurrence (provided, that a failure by any Lender to notify the Agent of such occurrence shall neither constitute nor be deemed to constitute a breach by such Lender of any of its obligations under this Agreement unless and to the extent such failure resulted from such Lender’s gross negligence or willful misconduct) and, upon demand from the Agent, it shall promptly, but in all events no later than one (1) Business Day thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), and if such Lender fails to return the amount of any such Erroneous Payment (or portion thereof) to the Agent by such Business Day, such Lender shall also pay the Agent interest thereon in respect of each day after such Business Day to the date such amount is repaid to the Agent in same day funds at a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) Each Obligor hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Erroneous Payment that does not consist of Borrower’s funds, or to the extent an Erroneous Payment consists of Borrower’s funds and such Erroneous Payment has been returned to the Borrower, such Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Obligor.

(iv) Each party’s obligations under this Section 8.6 shall survive the resignation or replacement of the Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

8.7 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties, provided, that the Borrower may not assign this Agreement or any rights or obligations hereunder without the Agent’s prior written consent and any prohibited assignment shall be null and void ab initio. The Lenders may sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, or any right or remedy under, the Obligations and the Loan Documents, to any Person other than Persons that are investors in or other Affiliates of BSB as of the Closing Date.

8.8 General Indemnity. Each Obligor shall jointly and severally indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all actual out-of-pocket losses, claims, damages, liabilities and documented expenses, including the fees, charges and disbursements of any counsel for any Indemnitee (but limited, in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of external counsel to the Indemnitees, and if necessary, local counsel in any relevant jurisdiction to all affected Indemnitees taken as a whole, and solely, in the event of a conflict of interest, additional counsel (and, if necessary, local counsel in each relevant jurisdiction) to each group of similarly situated affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) the Term Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Holdings or any of its Subsidiaries, or any Environmental Liability related in any way to Holdings or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation, arbitration or proceeding is brought by Holdings or any other Obligor or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (a) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (b) result from a claim brought by any Borrower or any other Obligor against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or other Obligor has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction, (c) result from a claim not involving an act or omission of any Obligor or any of its Affiliates and that is brought by an Indemnitee against another Indemnitee (other than the Agent acting in its capacity as such) or (d) result from any Erroneous Payment so long as Obligors are otherwise in compliance with Section 8.6(h). Notwithstanding anything to the contrary in any of the Loan Documents, the obligations of Holdings and each other Obligor with respect to each indemnity given by it in this Agreement or any of the other Loan Documents shall survive the termination of this Agreement and payment in full of the Obligations.

8.9 Interpretation; Severability. Section headings and section numbers have been set forth herein for convenience only. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Agent, the Lenders or any Obligor, whether under any rule of construction or otherwise, as this Agreement has been reviewed and prepared by all parties hereto. Each provision of this Agreement shall be severable from every other provision of this Agreement for purposes of determining the legal enforceability of any specific provision.

8.10 Indulgences Not Waivers. The Agent’s or any Lender’s failure at any time or times to require strict performance by any Obligor of any provision of this Agreement or any of the other Loan Documents shall not waive, affect or otherwise diminish any right of the Agent or the Lenders thereafter to demand strict compliance and performance with such provision.

8.11 Modification; Termination; Counterparts; Electronic Signatures. This Agreement cannot be changed orally and any change shall only be valid and effective if executed in writing by each Obligor, Agent and the Required Lenders; this Agreement supersedes all prior agreements, understandings, negotiations and inducements regarding the same subject matter, and, together with the other Loan Documents, represents the entire understanding of the parties with respect to the subject matter hereof and thereof. This Agreement shall terminate upon the Termination Date, except for any provisions herein that are expressly stated to survive the termination of this Agreement. This Agreement and any amendments hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including via PDF) or by electronic signature if in compliance with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com), and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes and shall have the same force and effect as manually signed originals.

8.12 Governing Law; Consent to Forum. This Agreement shall be deemed to have been made in New York, New York, and shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of law provisions that would cause the laws of another jurisdiction to apply. Each Obligor hereby consents to the non-exclusive jurisdiction of any United States federal court sitting in or with direct or indirect jurisdiction over the Southern District of New York or any state or superior court sitting in New York County, New York, in any action, suit or other proceeding arising out of or relating to this Agreement or any of the other Loan Documents; and each Obligor irrevocably agrees that all claims and demands in respect of any such action, suit or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such action, suit or proceeding brought in any such court or that such court is an inconvenient forum. The Agent and each Lender reserves the right to bring proceedings against any Obligor in the courts of any other jurisdiction. Nothing in this Agreement shall be deemed or operate to affect the right of the Agent or any Lender to serve legal process in any other manner permitted by law or to preclude the enforcement by the Agent or such Lender of any judgment or order obtained in such forum or the taking of any action under this Agreement to enforce same in any other appropriate forum or jurisdiction.

8.13 Waiver of Certain Rights. To the fullest extent permitted by applicable law, each Obligor hereby knowingly, intentionally and intelligently waives (with the benefit of advice of legal counsel of its own choosing): (i) the right to trial by jury (which the Agent and each Lender hereby also waives) in any action, suit, proceeding or counterclaim of any kind arising out of, related to or based in any way upon any of the Loan Documents, the Obligations or the Collateral; (ii) notice prior to taking possession or control of any of the Collateral and the requirement to deposit or post any bond or other security which might otherwise be required by any court or applicable law prior to allowing the Agent or any Lender to exercise any of the Agent’s or any Lender’s self-help or judicial remedies to obtain possession of any of the Collateral; (iii) any claim against the Agent or any Lender on any theory of liability, for special, indirect, consequential, exemplary or punitive damages arising out of, in connection with, or as a result of any of the Loan Documents, any transaction thereunder, the enforcement of any remedies by the Agent or any Lender or the use of any proceeds of any Term Loans; and (iv) notice of acceptance of this Agreement by the Agent and the Lenders.

8.14 Credit Inquiries. Each Obligor hereby authorizes the Agent (but the Agent shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning the Borrower or its Subsidiaries.

8.15 Board Observers. Each Obligor agrees that, until the Termination Date, each of Holdings and its Subsidiaries (for purposes of this Section 8.15, each a “Board Party” and collectively, the “Board Parties”) shall allow Agent to designate one representative (each a “Board Observer”) to attend and participate in meetings, whether telephonic or in-person, of the board of directors or board of managers, any audit or compensation committees thereof, or any similar governing body of such Board Party, in each case with speaking rights. Each Board Party shall (i) give each Board Observer notice of all such meetings, at the same time as furnished to the attendees, directors, managers, officers, stockholders or members, as applicable, of such Board Party, (ii) provide to each Board Observer all notices, documents and information furnished to the attendees, directors, managers, officers, stockholders or members, as applicable, of such Board Party, whether at or in anticipation of a meeting, at the same time furnished to such directors, managers, officers, stockholders or members, as applicable, (iii) provide each Board Observer copies of the minutes of all such meetings at the time such minutes are furnished to the attendees of such meeting (if any), and (iv) provide each Board Observer notice of the adoption of any material resolutions and other material actions taken by the board of directors or board of managers, any audit or compensation committees thereof, or any similar governing body of any Board Party; provided, however, that (i) a Board Party may withhold information or materials from a Board Observer or exclude a Board Observer from any meeting or portion thereof if (as determined by the Board Party in its reasonable discretion) access to such information or materials or attendance at such meeting or portion thereof would be reasonably likely to (A) adversely affect the attorney-client or work product privilege between such Board Party and its counsel; or (B) result in a conflict of interest and (ii) all information shared with a Board Observer shall be subject to the confidentiality obligations set forth in Section 8.19 below. Unless such contact is initiated by a director, officer, employee, manager or stockholder of a Board Party, each Board Observer shall not contact any director, officer, employee, manager or stockholder of a Board Party, except (x) during the aforementioned meetings, (y) to the extent such contact is otherwise necessary to enable Agent to administer the Term Loan, and (z) as otherwise expressly permitted pursuant to the terms of this Agreement, including as to the exercise of remedies. The board of directors of each Board Party shall meet no fewer than three times per year.

8.16 Equity Cure Right. In the event the Obligors fail to comply with the Financial Covenants as of the end of any Applicable Fiscal Period (such Applicable Fiscal Period, a “Cure Period”), subject to the terms and conditions hereof, the then existing direct or indirect equityholders of Holdings shall have the right (the “Cure Right”) from the last day of the Cure Period until the expiration of the thirtieth (30th) day subsequent to the date the financial statements for the Cure Period are first required to be delivered to Agent pursuant to Section 5.6, to make an equity investment in Holdings in cash in an aggregate amount equal to, but not greater than, the amount necessary to cause the Obligors to be in compliance with the Financial Covenants (hereinafter, the “Cure Amount”), and upon the receipt by Holdings of the Cure Amount, the Financial Covenants shall then be recalculated giving effect to the following pro forma adjustments: (a) such equity investment shall be disregarded for purposes of the determination of any baskets or other ratios with respect to the covenants contained in Section 6; (b) in the event of a Default or Event of Default as a result of a breach of the covenant contained in clause (i)(a) of Item 9 of the Terms Schedule, EBITDA shall be increased in an amount equal to the Cure Amount for the Applicable Fiscal Period in respect of which the Cure Right shall have been exercised; (c) in the event of a breach of any of the covenants contained in clauses (i)(b) or (ii) of Item 9 of the Terms Schedule, cash and/or Liquidity shall be increased in an amount equal to the Cure Amount for the Applicable Fiscal Period in respect of which the Cure Right shall have been exercised; and (d) if, after giving effect to the foregoing recalculations, the Obligors shall then be in compliance with the requirements of the Financial Covenants, the Obligors shall be deemed to have been in compliance with the Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach, Default or Event of Default of the Financial Covenants that had occurred shall be deemed not to have occurred for this purpose of the Agreement. In the event that (i) no Default or Event of Default exists other than that arising due to failure of the Obligors to comply with the Financial Covenants and (ii) Holdings shall have delivered to Agent written notice of its intention to exercise the Cure Right (which notice shall be delivered no later than the fifth (5th) day subsequent to the date the applicable financial statements are required to be delivered hereunder), which exercise if fully consummated would be sufficient in accordance with the terms hereof to cause the Obligors to be in compliance with the Financial Covenants as of the relevant date of determination, then from and following receipt by Agent of any such notice and until the date that is the earlier of (x) the thirtieth (30th) day subsequent to the date the applicable financial statements are required to be delivered and (y) the date, if any, on which Holdings notifies Agent in writing that such Cure Right shall not be exercised, neither Agent nor any Lender shall exercise any rights or remedies that would otherwise be available as a result of the Obligors’ failure to comply with the Financial Covenants (but solely to the extent no other Events of Default are then continuing). Notwithstanding anything herein to the contrary, in no event shall Holdings be permitted to exercise the Cure Right hereunder (x) more than four (4) times in the aggregate during the term of this Agreement, or (y) more than two (2) times in respect of any Applicable Fiscal Periods or fiscal quarters ending in the same calendar year.

8.17 Division/Series Transactions. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment or disposition, or similar term (including, for the avoidance of doubt, any restriction, condition or prohibition applicable thereto), shall be deemed to apply to a Division/Series Transaction, as if it were a merger, consolidation, amalgamation, assignment, investment or disposition, or similar term, as applicable, to, of, or with, a separate Person. Each Person that engages in a Division/Series Transaction and that, prior thereto, is a Subsidiary, a joint venture or any other like term hereunder shall also constitute such a Person or entity hereunder after giving effect to such Division/Series Transaction and any new Person resulting from such Division/Series Transaction shall remain subject to the same restrictions and corresponding exceptions applicable to its predecessor(s). If any Obligor or Subsidiary thereof shall consummate a Division/Series Transaction, such Obligor or such Subsidiary shall be required to (effective simultaneously with the effectiveness of such Division/Series Transaction regardless of any longer time periods otherwise provided for) comply with the applicable requirements of the Security Documents, including actions described in Sections 5.10 and 5.11, to the extent applicable.

8.18 Holdings Guaranty.

(a) Guarantee. Holdings hereby absolutely and unconditionally, guarantees, as a guarantee of payment and performance and not merely as a guarantee of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise (including, without limitation, any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition thereunder), of any other Obligor to the Agent and the Lenders, arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Agent and the Lenders in connection with the collection or enforcement thereof). Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon Holdings, and conclusive for the purpose of establishing the amount of the Obligations, absent manifest error. This Holdings Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of Holdings under this Holdings Guaranty (other than defense of payment), and Holdings hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing (other than defense of payment).

(b) Rights of Lenders. Holdings consents and agrees that the Agent and Lenders may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof and subject only to the terms of this Agreement: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Holdings Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one (1) or more of any endorsers or other Guarantors of any of the Obligations. Without limiting the generality of the foregoing, Holdings consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Holdings under this Holdings Guaranty or which, but for this provision, might operate as a discharge of Holdings.

(c) Certain Waivers.

(i) Holdings waives, to the fullest extent permitted by law, (A) any defense arising by reason of any disability or other defense of the Borrower or any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of the Agent or any Lender) of the liability of the Borrower or any other Guarantor; (B) any defense based on any claim that Holdings’ obligations exceed or are more burdensome than those of the Borrower or any other Guarantor; (C) the benefit of any statute of limitations affecting Holdings’ liability hereunder; (D) any right to require the Agent or any Lender to proceed against the Borrower or any other Guarantor, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of the Agent or any Lender whatsoever; (E) any benefit of and any right to participate in any security now or hereafter held by the Agent or any Lender; and (F) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, except payment in full of the Obligations. Holdings expressly waives, to the fullest extent permitted by law, all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Holdings Guaranty or of the existence, creation or incurrence of new or additional Obligations, except as otherwise expressly set forth in this Agreement.

(ii) Holdings agrees that its obligations hereunder are absolute and unconditional, irrespective of (A) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which the Borrower or other Obligor is or may become a party or be bound; (B) the absence of any action to enforce this Agreement (including this Section 8.18) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (C) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guarantee for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guarantee); (D) the insolvency of the Borrower or any other Obligor; (E) any election by Agent or any Lender in proceeding under applicable law for the application of Section 1111(b)(2) of the Bankruptcy Code; (F) any borrowing or grant of a Lien by the Borrower or other Obligor, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (G) the disallowance of any claims of Agent or any Lender against the Borrower or any other Guarantor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (H) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except defense of payment.

(iii) Holdings expressly waives, to the fullest extent permitted by law, all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel the Agent or Lenders to marshal assets or to proceed against the Borrower, any other Obligor, or any other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against Holdings. Holdings waives, to the fullest extent permitted by law, all defenses available to a surety, guarantor or accommodation co-obligor other than defense of payment. It is agreed among Holdings, the Agent and Lenders that the provisions of this Section 8.18 are essential to the transaction contemplated by the Loan Documents and that, but for such provisions, the Agent and Lenders would decline to make the Term Loans. Holdings acknowledges that its guarantee pursuant to this Section 8.18 is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(iv) Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or non judicial sale or enforcement, without affecting any rights and remedies under this Section 8.18. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Obligor or other Person, whether because of any applicable laws pertaining to “election of remedies” or otherwise, Holdings consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that Holdings might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against the Borrower or any other Obligor shall not impair Holdings’ obligation to pay the full amount of the Obligations.

(d) Obligations Independent. The obligations of Holdings hereunder are those of a primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other Guarantor, and a separate action may be brought against Holdings to enforce this Holdings Guaranty whether or not the Borrower or any other person or entity is joined as a party.

(e) Subrogation. Holdings hereby agrees that it shall not exercise any right or remedy, directly or indirectly, of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Holdings Guaranty until the Termination Date. If any amounts are paid to Holdings in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Agent and the Lenders and shall forthwith be paid to Agent to reduce the amount of the Obligations, whether matured or unmatured.

(f) Termination; Reinstatement. This Holdings Guaranty is a continuing and irrevocable guarantee of all Obligations now or hereafter existing and shall remain in full force and effect until the Termination Date. Notwithstanding the foregoing, this Holdings Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any Guarantor is made, or the Agent or any Lender exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or any Lender in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Agent or any Lender is in possession of or have released this Holdings Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of Holdings under this the preceding sentence shall survive termination of this Agreement and payment in full of the Obligations.

(g) Subordination. Holdings hereby subordinates the payment of all obligations and indebtedness of any Subsidiary of Holdings owing to Holdings, whether now existing or hereafter arising, including but not limited to any obligation of any such Subsidiary to Holdings as subrogee of the Agent and the Lenders or resulting from Holdings’ performance under this Holdings Guaranty, to the payment in full of all Obligations; provided, that each Subsidiary of Holdings may make, and Holdings may receive, any Distributions permitted to be made under Section 6.5. If the Lenders so request after the occurrence and during the continuance of any Event of Default, any such obligation or indebtedness of any Subsidiary of Holdings to Holdings shall be enforced and performance received by Holdings as trustee for the Agent and the Lenders and the proceeds thereof shall be paid over to the Agent to be applied to the Obligations (in each case except for any Distributions permitted under Section 6.5(c)), but without reducing or affecting in any manner the liability of Holdings under this Holdings Guaranty.

(h) Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against Holdings under any Insolvency Proceeding, or otherwise, all such amounts shall nonetheless be payable by Holdings immediately upon demand by the Agent.

(i) Condition of the Borrower and the Guarantors. Holdings acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other Guarantor such information concerning the financial condition, business and operations of the Borrower and any such other Guarantor as Holdings requires, and that none of Agent or any Lender has any duty, and Holdings is not relying on the Agent or the Lenders at any time, to disclose to Holdings any information relating to the business, operations or financial condition of the Borrower or any other Guarantor (Holdings waiving any duty on the part of the Agent or the Lenders to disclose such information and any defense relating to the failure to provide the same).

8.19 Confidentiality.

(a) The Agent and each Lender hereby agrees to maintain the confidentiality of the transactions contemplated by the Loan Documents and any information it receives in connection with such transactions (collectively, “Transaction Information”), except that Transaction Information may be disclosed (a) to its managers, directors, officers, employees, partners and agents, including accountants, legal counsel and other advisors on a “need to know basis” (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Transaction Information and shall agree to keep such Transaction Information confidential); (b) to any assignee, participant or potential assignee or participant that has agreed in writing (including by electronic mail) to comply with the covenant contained in this Section 8.19 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them on a “need to know basis” as described in clause (a) above), (c) to the extent required or requested by any Governmental Authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender), provided that the Agent or such Lender, as applicable, agrees that it will notify the Obligors as soon as practicable in the event of any such disclosure by such Person unless such notification is prohibited by law, rule or regulation; (d) to the extent required by applicable law or by any subpoena or similar legal process, provided that the Agent or such Lender, as applicable, agrees that it will notify Obligors as soon as practicable in the event of any such disclosure by such Person unless such notification is prohibited by law, rule or regulation; (e) with the prior written consent of the Borrower to be given or withheld at its sole discretion; (f) to the extent such Transaction Information becomes publicly available other than as a result of a breach of this Section 8.19 or other obligation of confidentiality owed to the Obligors; (g) to the extent such information is independently developed by the Agent or any Lender; or (h) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of its rights hereunder or thereunder.

(b) Without limiting the foregoing provisions of Section 8.19, the parties hereto acknowledge that the Nondisclosure Agreement entered into between Agent and Holdings, dated February 2, 2021, remains in full force and effect in accordance with the terms thereof.

[Signatures commence on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first set forth above.

HOLDINGS:

HERITAGE DISTILLING HOLDING COMPANY, INC.

By:	/s/ Justin Stiefel
Name:	Justin Stiefel
Title:	Chief Executive Officer and Treasurer

BORROWER:

HERITAGE DISTILLING COMPANY, INC.

By:	/s/ Justin Stiefel
Name:	Justin Stiefel
Title:	Chief Executive Officer and Treasurer

[Signatures continued on following page.]

AGENT:

SILVERPEAK CREDIT PARTNERS, LP

By:	/s/ Vaibhav Kumar
Name:	Vaibhav Kumar
Title:	Partner

LENDER:

SILVERPEAK SPECIAL SITUATIONS LENDING LP

By:	/s/ Vaibhav Kumar
Name:	Vaibhav Kumar
Title:	Partner

TERMS SCHEDULE

This Terms Schedule is a part of the Loan Agreement dated March 29, 2021, among Heritage Distilling Company, Inc., a Washington corporation, as Borrower, Heritage Distilling Holding Company, Inc., a Delaware corporation, as Holdings, Silverpeak Credit Partners, LP, as Agent for the Lenders from time to time party thereto, and the Lenders party thereto from time to time (as at any time amended, restated, amended and restated, modified or supplemented, the “Loan Agreement”). Capitalized terms used in this Terms Schedule, unless otherwise defined herein, shall have the meanings ascribed to them in the Definitions Schedule annexed to the Loan Agreement.

1.	Authorized Officers (Definitions Schedule):

In addition to the Senior Officers, each of the following persons:

Name:	Position:

2.	Guarantors (Definitions Schedule):

Name:	Mailing Address:

Holdings	4021 Harborview Drive, Gig Harbor, WA 98332-2133

3.	[Reserved].

4.	Interest Rates (§1.3):

The “Default Margin” is 2.00% per annum.

5.	Fees and Expenses (§1.4):

(a) The Borrower shall pay to the Agent, for distribution to the Agent and the Lenders, in Agent’s sole discretion, the following fees: (i) (A) a closing and origination fee in the amount of $315,000 to be fully earned and payable concurrently with the funding of the Initial Term Loan on the Closing Date, (B) a closing and origination fee in the amount of $45,000 to be fully earned and payable concurrently with the funding of the Incremental Term Loan on the Incremental Closing Date, and (C) a closing and origination fee in the amount of $75,000 to be fully earned and payable concurrently with the funding of the Delayed Draw Term Loan on the Delayed Draw Closing Date, (ii) a $25,000 per annum administrative fee, to be fully earned and payable in advance on the Closing Date and on each anniversary thereof after the Closing Date, (iii) an exit fee in the amount of (x) 7.50% of the aggregate principal amount of Term Loans borrowed pursuant to this Agreement, to be fully earned on the Closing Date and payable upon the earlier of the Maturity Date and the Termination Date plus (y) upon the receipt of BSB Sale Proceeds in an aggregate amount in excess of $30,000,000 (if any) upon the consummation of one or more BSB Sale Transactions, five percent (5.00%) of such aggregate BSB Sale Proceeds in excess of $30,000,000; provided, the exit fee payable under this clause (iii) shall in no event exceed $5,000,000 in the aggregate. Notwithstanding anything to the contrary in any of the Loan Documents, the obligations of Holdings and each other Obligor with respect to the exit fee set forth in clause (iii)(y) of this Item 5 and the Specified Provisions (as defined in the Limited Guaranty) shall survive the termination of this Agreement and payment in full of the Obligations. All fees paid pursuant to the terms of the Loan Documents shall be non- refundable once paid.

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(b) The Obligors shall reimburse the Agent and the Lenders for all out-of-pocket costs and expenses incurred by the Agent or the Lenders in connection with examinations and reviews of each Obligor’s Books and such other matters pertaining to the Obligors or any Collateral as the Agent and the Lenders shall reasonably deem appropriate; provided, that Agent and the Lenders agree that such reimbursed costs and expenses shall not exceed $50,000 in any Fiscal Year of the Obligors.

6.	[Reserved].

7.	Documents to be delivered at closing (§3.1(b)):

(i)	A certificate of each Obligor, dated the Closing Date and executed by its Secretary or Assistant Secretary or other appropriate officer, manager or director, which shall (A) certify the resolutions of its board of directors, managers, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Obligor authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including (i) the certificate or articles of incorporation or organization of each Obligor certified by the relevant authority of the jurisdiction of organization of such Obligor and a true and correct copy of its by-laws or operating, management or partnership agreement, or other organizational or governing documents, and (ii) a good standing certificate for each Obligor from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for each Obligor from the appropriate governmental officer in such jurisdiction;

(ii)	A customary legal opinion of outside legal counsel to the Obligors, addressed to the Agent and the Lenders regarding such matters as the Agent and its counsel may customarily request;

(iii)	A certificate, signed by a Senior Officer of Holdings, dated as of the Closing Date (i) stating that no Default or Event of Default has occurred and is continuing and (ii) stating that the representations and warranties contained in the Loan Documents are true and correct in all material respects (or if qualified by materiality, in all respects) as of such date (or, if such representations or warranties expressly reference an earlier date, then as of such earlier date);

(iv)	Evidence of insurance, including standard forms of certificates of insurance addressed to the Agent, reasonably satisfactory to the Agent and otherwise confirming the Obligors’ satisfaction of the insurance requirements contained in the Loan Documents, and evidence of commercially reasonable efforts to deliver to the Agent endorsements to such insurance policies naming Agent as “loss payee”, as their interest may appear, on all property damage policies and as an “additional insured” on all liability policies (provided, that if such endorsements are not delivered on or prior to the Closing Date, then such endorsements shall be delivered within 15 days after the Closing Date);

(v)	A solvency certificate signed by a Senior Officer of the Borrower dated the Closing Date;

(vi)	Receipt of the consolidated financial statements of the Borrower and its Subsidiaries for the fiscal month and Fiscal Year ending December 31, 2020, and such other financial reports and information concerning any Obligor as the Agent shall request;

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(vii)	At least five (5) days prior to the Closing Date, any Obligor that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Obligor;

(viii)	UCC financing statements naming each Obligor as debtor, and the Agent, as secured party;

(ix)	Evidence satisfactory to the Agent of the payment in full of all indebtedness owed by any Obligor to the following lenders, and the release of any Liens granted by such Obligor in favor of such lenders:

(i)	John Korsmo Construction, Inc., dba Korsmo Construction;

(ii)	Anthony Panagiotu

(iii)	Tiburon Opportunity Investment Fund L.P.

(iv)	Doug George;

(v)	John Colby; and

(vi)	1st Security Bank of Washington.

(x)	Evidence satisfactory to the Agent of the release of Liens granted by any Obligor in favor of Derek Gafford.

8.	Other Closing Conditions (§3.1(i)):

(i)	The Agent shall have received and found satisfactory the results of field examinations, audits, title reports, environmental reports, appraisals, and such other reports, audits and certifications as the Agent shall request with respect to the Collateral;

(ii)	The Agent and the Lenders shall have received at least five (5) days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, for each Obligor;

(iii)	The Agent and the Lenders shall have received all fees required to be paid, and all expenses required to be paid (including the reasonable fees and expenses of external legal counsel) and for which invoices have been presented to Obligors at least one (1) Business Day prior to the Closing Date;
(iv)	All governmental and third party approvals necessary in connection with the financing contemplated hereby and the continuing operations of Holdings and its Subsidiaries have been obtained and are in full force and effect; and

(v)	All other agreements, certificates and other documents required to be delivered on the Closing Date as set forth on the closing checklist attached as Exhibit A hereto, and all other actions required to be taken on the Closing Date as set forth on Exhibit A hereto shall have been taken.

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9.	Financial Covenants.

Each Obligor covenants that, from the Closing Date until the payment in full of the Obligations, the Obligors shall comply with the following covenants (collectively, the “Financial Covenants”):

(i) Interest Coverage Ratio. With respect to the Applicable Fiscal Period ending on each June 30 and December 31 of each Fiscal Year (commencing with the Applicable Fiscal Period ending December 31, 2021), Holdings and its Subsidiaries shall comply with one (1) of the covenants set forth in the following clauses (a) and (b) for each such Applicable Fiscal Period:

(a) At the end of each Applicable Fiscal Period ending on the dates set forth in the table below, Holdings and its Subsidiaries shall maintain an EBITDA Interest Coverage Ratio of not less than the applicable EBITDA Interest Coverage Ratio for the Applicable Fiscal Period in the table below:

Applicable Fiscal Period Ending:	EBITDA Interest Coverage Ratio:
December 31, 2021	1.25:1.00
June 30, 2022	1.375:1.00
December 31 ,2022	1.50:1.00
June 30, 2023	1.75:1.00
December 31, 2023 and each semiannual period thereafter	2.00:1.00

(b) At the end of each Applicable Fiscal Period ending on each June 30 and December 31 of each Fiscal Year (commencing with the Applicable Fiscal Period ending December 31, 2021), Holdings and its Subsidiaries shall maintain a Cash Interest Coverage Ratio of not less than 1.25:1.00.

(ii) Minimum Liquidity: For each fiscal quarter of Holdings and its Subsidiaries (commencing with the fiscal quarter ending June 30, 2021), Holdings and its Subsidiaries shall maintain Liquidity of not less than $500,000.

10.	Notices (§8.4)

If to Holdings, the Borrower or any Obligor:

Prior to May 1, 2021:

Heritage Distilling Company, Inc.

4021 Harborview Drive

Gig Harbor, Washington 98332-2133

Attention: Laura Baumann

Telephone No.: (206) 200-9679

Email: Laura@heritagedistilling.com

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On or after May 1, 2021:

Heritage Distilling Company, Inc.

9668 Bujacich Road

Gig Harbor, Washington 98332-8477

Attention: Laura Baumann

Telephone No.: (206) 200-9679

Email: Laura@heritagedistilling.com

With a copy to (which copy shall not constitute notice) to:

Davis Wright Tremaine LLP

1300 SW Fifth Avenue

Suite 2400

Portland, Oregon 97201-5610

Attention: Jesse D. Lyon

Telephone No.: (503) 778-5268

Email: jesselyon@dwt.com

If to Agent and the Lenders:

c/o Silverpeak Credit Partners, LP

411 Theodore Fremd Avenue, Suite 206 South

Rye, New York, 10580

Attention: Vaibhav Kumar

Email: vaibhav.kumar@silverpeak.com

Tel.: (212) 716-2066

With a copy to (which copy shall not constitute notice) to:

Alston & Bird LLP

90 Park Avenue

New York, NY 10016

Attention: Paul W. Hespel

Telephone No.: (212) 210-9492

Email: paul.hespel@alston.com

[Signatures commence on following page.]

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The undersigned have executed this Terms Schedule on the 29th day of March, 2021.

HOLDINGS:

HERITAGE DISTILLING HOLDING COMPANY, INC.

By:	/s/ Justin Stiefel
Name:	Justin Stiefel
Title:	Chief Executive Officer and Treasurer

BORROWER:

HERITAGE DISTILLING COMPANY, INC.

By:	/s/ Justin Stiefel
Name:	Justin Stiefel
Title:	Chief Executive Officer and Treasurer

[Signatures continued on following page.]

AGENT:

SILVERPEAK CREDIT PARTNERS, LP

By:	/s/ Vaibhav Kumar
Name:	Vaibhav Kumar
Title:	Partner

LENDER:

SILVERPEAK SPECIAL SITUATIONS LENDING LP

By:	/s/ Vaibhav Kumar
Name:	Vaibhav Kumar
Title:	Partner

DEFINITIONS SCHEDULE

This Definitions Schedule is a part of the Loan Agreement dated March 29, 2021, among Heritage Distilling Company, Inc., a Washington corporation, as Borrower, Heritage Distilling Holding Company, Inc., a Delaware corporation, as Holdings, Silverpeak Credit Partners, LP, as Agent for the Lenders from time to time party thereto, and the Lenders party thereto from time to time (as at any time amended, restated, amended and restated, modified or supplemented, the “Loan Agreement”). When used in the Loan Agreement or in any Schedule (including this Definitions Schedule) thereto, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

“Account Debtor” means a Person obligated to pay an Account.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in the acquisition of (a) the Equity Interests in another Person causing such Person to become a Subsidiary of the Borrower or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business or division conducted by such Person.

“Additional Permitted Debt” means the following Debt: (a) a Permitted Credit Facility and (b) Debt provided in connection with the Coronavirus Aid, Relief, and Economic Security Act and all regulations and guidance issued by any Governmental Authority with respect thereto (and any successor thereto), any similar program established under the Small Business Act (Public Law 85-536, as amended), or any similar program established prior to or after the Closing Date, which Debt is reasonably likely to be forgiven in accordance with its terms.

“Affiliate” means a Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another Person; (ii) which beneficially owns or holds 10% or more of any class of the Equity Interests of a Person; (iii) 10% or more of the Equity Interests with power to vote of which is beneficially owned or held by another Person or a Subsidiary of another Person; or (iv) who is a natural person who is the spouse, former spouse, domestic partner, former domestic partner, or other immediate family member of another Person. For purposes hereof, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of any Equity Interest, by contract or otherwise.

“Agreement” means the Loan Agreement, together with all Schedules (including the Terms Schedule and this Definitions Schedule), and Exhibits thereto (if any), and the Perfection Certificate, in each case whether now or hereafter annexed thereto.

“Alcohol Laws” means any constitution, statute, law, code, ordinance, regulation, treaty, rule, common law, policy or interpretation enacted, published or promulgated by any Governmental Authority, including, but not limited to, to the Federal Alcohol Administration Act, as well as “dram shop” laws, laws governing the three-tier system of alcohol distribution, alcohol safety laws and other similar laws and regulations applicable to the production, storage, distribution, possession, transportation and sale of alcoholic beverages.

“Alcohol Beverage Authorities” means the TTB, as well as the applicable state, local, municipal, provincial, foreign and other Governmental Authorities that regulate the production and sale of alcoholic beverage products.

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“AML Laws” means, as to any Obligor and its Subsidiaries, any applicable anti-money laundering laws including, without limitation, the Bank Secrecy Act of 1970, as amended, and the regulations and guidance thereunder.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Holdings, the Borrower or their respective Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010.

“Applicable Fiscal Period” means a period of four (4) consecutive, trailing fiscal quarters ending at the end of each prescribed fiscal quarter.

“Authorized Officer” means each Senior Officer, each Person identified in Item 1 of the Terms Schedule, and each other person designated in writing by Holdings to the Agent as an authorized officer to request the Term Loan under the Agreement.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board Observer” has the meaning set forth in Section 8.15 of the Agreement.

“Board Party” has the meaning set forth in Section 8.15 of the Agreement.

“Books” means all books and records of any Obligor relating to its existence, governance, financial condition or operations, or any of the Collateral, regardless of the medium in which any such information may be recorded.

“BSB” means BSB-Brown Sugar Bourbon LLC, a Delaware limited liability company.

“BSB Contingent Exit Fee Obligations” means the contingent obligations of the Borrower with respect to the exit fee set forth in Item 5(a)(iii)(y) of the Terms Schedule, to the extent such fee is not payable at the time of determination but may become due and payable in the future in accordance with the Specified Provisions (as defined in the Limited Guaranty) and Item 5(a)(iii)(y) of the Terms Schedule.

“BSB Sale Proceeds” means the gross proceeds (excluding any deferred purchase price payments, earnouts or other future consideration) received by the Obligors in connection with a BSB Sale Transaction.

“BSB Sale Transaction” means a transaction or series of transactions in which (i) any of the Equity Interests of BSB owned by the Obligors or (ii) all or substantially all of the assets of BSB, are transferred, sold or otherwise disposed of.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

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“Cash Equivalents” means, at any time, (a) any evidence of Debt with a maturity of three hundred and sixty five (365) days or less issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of three hundred and sixty five (365) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of three hundred and sixty five (365)days or less issued by a corporation (except an Affiliate of any Obligor) organized under the laws of any State of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $1,000,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any governmental agency thereof and backed by the full faith and credit of the United States, in each case maturing within three hundred and sixty five (365) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above; and (g) investments in bond and equity funds which funds have a Morningstar rating of four or higher and a term not in excess of twelve months. For the avoidance of doubt, auction rate securities shall not constitute “Cash Equivalents”.

“Cash Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) unrestricted cash and Cash Equivalents of Holdings and its Subsidiaries, to the extent subject to Control Agreements, plus (ii) any amounts available to be borrowed under a Permitted Credit Facility (to the extent constituting a revolving line of credit), as of such date of determination, to (b) (i) Cash Interest Expense of Holdings and its Subsidiaries for the most recently completed Applicable Fiscal Period less (ii) non-cash interest expense and any interest paid in kind on any Permitted Convertible Debt, in each case, to the extent applicable, during the Fiscal Year ending December 31, 2021.

“Cash Interest Expense” means, for any period for Holdings and its Subsidiaries, the sum (without duplication) of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, but excluding any up-front or financing fees, transaction costs, commissions, expenses, premiums (other than prepayments or make-whole premiums) or charges that are amortized and recorded as interest expense under GAAP, and (b) the portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP, in each case to the extent paid in cash during such period.

“Cash Interest Period” means the period from (and excluding) the eighteen (18) month anniversary of the Closing Date through the Maturity Date.

“Cash Interest Rate” means a rate per annum equal to fifteen percent (15.00%).

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“Change of Control” means:

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than the Permitted Holders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of fifty percent (50%) or more (measured by voting power rather than number of shares) of the Equity Interests of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(ii) any merger or consolidation of or with Holdings or any Obligor or sale, lease, license or other disposition of all or substantially all of the property of Holdings or any Obligor;

(iii) the failure of Holdings to own and control, directly or indirectly, one hundred percent (100%) of the Equity Interests of the Borrower; and

(iv) the failure of the Borrower to own and control, directly or indirectly, one hundred percent (100%) of the Equity Interests of its Subsidiaries.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Channel Partners Debt” shall mean all obligations incurred pursuant to that certain Business Loan and Security Agreement, dated as of September 21, 2020, by and among Holdings and Channel Partners Capital, in an initial aggregate principal amount of $150,000.

“Closing Date” means the date on which all conditions precedent contained in Section 3 of this Agreement are satisfied or waived by the Agent and the Initial Term Loan extension of credit is made by the Lenders.

“Collateral” means, collectively, all of the property and interests in property described in the Security Agreement; all property and interests in property of Holdings, the Borrower or any other Obligor described in any of the other Security Documents as security for the payment or performance of any of the Obligations; and all other property and interests in property that now or hereafter secure the payment or performance of any of the Obligations, in each case whether real or personal, or tangible or intangible, and wherever located, and excludes, for the avoidance of doubt, any of the Equity Interests of BSB owned by the Obligors (other than products and proceeds of such Equity Interests that are not obtained in contravention of the provisions of the limited liability company operating agreement of BSB).

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“Commitment” means, with respect to each Lender, such Lender’s commitment to provide the portion of the Initial Term Loan, Incremental Term Loan or Delayed Draw Term Loan, as applicable, as set forth opposite such Lender’s name on Annex A hereto.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a Compliance Certificate, in the form required by Agent, to be submitted to Agent by Holdings pursuant to the Agreement and certified as true and correct by a Senior Officer.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income of Holdings and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period determined in accordance with GAAP.

“Control Agreement” means a deposit account control agreement or securities account control agreement in form and substance satisfactory to Agent and perfecting the Agent’s first priority security interest therein.

“Core Business” means any material line of business conducted by Holdings and its Subsidiaries as of the Closing Date as described in writing to the Agent prior to the Closing Date and other business activities which are reasonable extensions thereof or otherwise reasonably incidental, related, complementary or ancillary to any of the foregoing.

“Cure Amount” means the term set forth in Section 8.15 of the Agreement.

“Cure Period” means the term set forth in Section 8.15 of the Agreement.

“Cure Right” means the term set forth in Section 8.15 of the Agreement.

“Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (including, without limitation, with respect to overdrafts), (b) all obligations of such Person evidenced by bonds, debentures, notes, preferred Equity Interests (which preferred Equity Interests are either mandatorily redeemable or redeemable at the option of the holder, in each case, at any time on or prior to the date that is six months after the Maturity Date) or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements (other than operating leases) relating to property acquired by such Person, (d) all obligations of such Person upon which interest charges are customarily paid (excluding trade accounts payable incurred in the Ordinary Course of Business and repayable in accordance with customary trade practices), (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable incurred in the Ordinary Course of Business and repayable in accordance with customary trade practices and excluding earnouts to the extent not required to be reflected as a liability on the balance sheet of such Person in accordance with GAAP), (f) all Debt of others secured by any Lien on property owned or acquired by such Person (other than Debt secured by the Specified Summit Equipment Lien), whether or not the Debt secured thereby has been assumed, (g) all Guarantees by such Person of Debt of others (excluding credit support for suppliers or customers in the Ordinary Course of Business ), (h) all Capital Lease Obligations of such Person, (i) all reimbursement obligations of such Person with respect to letters of credit (other than letters of credit that are secured by cash), bankers’ acceptances or similar facilities and (j) all off-balance sheet liabilities arising from transactions entered into by such Person that are intended to function primarily as a borrowing of funds. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner or joint venturer) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor.

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“Default” means an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

“Default Rate” means, with respect to any Obligations and during any time that an Event of Default exists, a per annum rate equal to the sum of the Default Margin (as specified in Item 4 of the Terms Schedule), plus the interest rate that otherwise would be in effect at such time under the Loan Documents with respect to such Obligations in the absence of such Event of Default.

“Delayed Draw Closing Conditions” means each of the following conditions:

(a) no Additional Permitted Debt shall have been issued or incurred;

(b) immediately before and immediately after giving effect to the Delayed Draw Term Loan, the Obligors are in Pro Forma Compliance with the Financial Covenants;

(c) the Agent shall have received from the Borrower a notice of borrowing and such other information as Agent requests in connection with the funding of the Delayed Draw Term Loan on the Delayed Draw Closing Date;

(d) no Default or Event of Default shall exist (whether immediately before or immediately after giving effect to the funding of the Delayed Draw Term Loan);

(e) all representations and warranties made by any Obligor in any of the Loan Documents, or otherwise in writing to the Agent, shall be true and correct in all material respects (or if already qualified as to materiality, in all respects) provided, that, for purposes of this clause (e), each reference to the Closing Date in each representation and warranty shall be deemed to refer to the Delayed Draw Closing Date; and

(f) the Agent shall have received a certificate, signed by a Senior Officer of Holdings, dated as of the Delayed Draw Closing Date, certifying as to the satisfaction of each of the Delayed Draw Closing Conditions as of the Delayed Draw Closing Date.

(g) EBITDA of Holdings and its Subsidiaries for the immediately preceding three (3) fiscal months, when annualized (i.e. multiplied by four (4)), shall be greater than $2,500,000;

(h) total revenue of Holdings and its Subsidiaries for the immediately preceding twelve (12) fiscal months shall have been greater than $16,200,000;

(i) not less than five (5) Tribal Locations (i) have been executed for Phase 1 Development, Phase 2 Development or Phase 3 Development or (ii) have been opened and are operating;

(j) each of the Specified Company Retail Locations are open and generating positive revenue; and

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(k) the Agent shall have received all financial information reasonably requested to evidence the satisfaction of the foregoing clauses (g) through (j).

“Delayed Draw Closing Date” means the date on which all Delayed Draw Closing Conditions are satisfied or waived by the Agent and the Delayed Draw Term Loan extension of credit is made by the Lenders.

“Delayed Draw Term Loan” has the meaning set forth in Section 1.1(c) of this Agreement.

“Distribution” means, in respect of any entity, (i) any payment of dividends or other distributions on Equity Interests of the entity (except distributions in common Equity Interests), (ii) any purchase, redemption or other acquisition or retirement for value of any Equity Interests of the entity or an Affiliate of the entity and (iii) the repayment of any Permitted Convertible Debt in cash, whether at stated maturity or on demand in accordance with the definitive documentation governing such Permitted Convertible Debt.

“EBITDA” means the sum of (A) Consolidated Net Income of Holdings and its Subsidiaries for the Applicable Fiscal Period, plus (B) to the extent deducted from revenue in computing Consolidated Net Income for such period, the sum of (i) total interest expense (whether cash or non-cash), (ii) the provision for taxes based on income, including federal, state and local income taxes, (iii) depreciation and amortization expense, (iv) non-cash charges, losses or expenses not representing an accrual or reserve for a future cash charge, (v) earn-outs, purchase price adjustments and similar adjustments (other than working capital adjustments) in connection with any Permitted Acquisition, (vi) out-of-pocket non-recurring transaction expenses related to the transactions contemplated by this Loan Agreement and amendments or other modifications of the Loan Documents, out-of-pocket non-recurring transaction expenses related to Additional Permitted Debt and amendment or other modifications of the documents pertaining thereto and out-of-pocket non-recurring transaction expenses related to Permitted Acquisitions, collectively in an aggregate amount not to exceed $1,000,000 during the term of this Agreement, (ix) proceeds of business interruption to the extent losses from the business interruption event were included in computing Consolidated Net Income and (x) non-cash expenses relating to employee benefit or management compensation plans, minus (C) to the extent included in revenue in computing Consolidated Net Income, any non-cash gains or credits.

“EBITDA Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDA of Holdings and its Subsidiaries for the most recently completed Applicable Fiscal Period to (b) Cash Interest Expense of Holdings and its Subsidiaries for the most recently completed Applicable Fiscal Period.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (i) the environment, (ii) preservation or reclamation of natural resources, (iii) the management, release or threatened release of any Hazardous Material or (iv) health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of their respective Subsidiaries, directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

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“Equity Interest” means the interest of (i) a shareholder in a corporation, (ii) a partner (whether general or limited) in a partnership (whether general, limited or limited liability), (iii) a member in a limited liability company, or (iv) any other Person having any other form of equity security or ownership interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“Erroneous Payment” has the meaning set forth in Section 8.6(h)(i) of this Agreement.

“Erroneous Payment Notice” has the meaning set forth in Section 8.6(h)(ii) of this Agreement.

“Event of Default” means any event or condition described in Section 7 of the Agreement.

“Event of Loss” means, with respect to any property, any of the following: (a) any loss, destruction or damage of such property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such property by any Governmental Authority, or confiscation of such property or the requisition of the use of such property by any Governmental Authority.

“Excess” has the meaning set forth in Section 1.5 of the Agreement.

“FDA” means the U.S. Food and Drug Administration.

“Financial Covenants” has the meaning set forth in Item 9 of the Terms Schedule.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries for accounting and tax purposes, commencing on January 1 and ending on December 31 of each calendar year.

“Fixed Assets” means property of the Obligors consisting of Equipment, Fixtures or real estate.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether foreign, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt; provided, that the term Guarantee shall not include (i) endorsements for collection or deposit in the Ordinary Course of Business, (ii) joint and several liability imposed by Environmental Laws, or (iii) credit support to suppliers or customers provided in the Ordinary Course of Business.

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“Guarantor” means each Person listed on Item 2 of the Terms Schedule as a Guarantor and any other Person who may guarantee payment or collection of any of the Obligations.

“Guaranty” means each guaranty now or hereafter executed by a Guarantor with respect to any of the Obligations.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings Guaranty” means the Guarantee of the Obligations by Holdings pursuant to Section 8.18 of the Agreement.

“Increase Trigger Date” means the earlier of (a) sixty (60) days after the Closing Date and (b) the date on which Borrower provides written notice to the Lenders that no Permitted Credit Facility is available.

“Incremental Closing Conditions” means each of the following conditions:

(a) not less than twenty (20) days shall have elapsed since the Increase Trigger Date;

(b) no Additional Permitted Debt shall have been issued or incurred;

(c) the Channel Partners Debt shall have been, or substantially simultaneously with the borrowing of the Incremental Term Loan will be, repaid in full;

(d) the Agent shall have received from the Borrower a notice of borrowing and such other information as Agent requests in connection with the funding of the Incremental Term Loan on the Incremental Closing Date;

(e) no Default or Event of Default shall exist (whether immediately before or immediately after giving effect to the funding of the Incremental Term Loan);

(f) all representations and warranties made by any Obligor in any of the Loan Documents, or otherwise in writing to the Agent, shall be true and correct in all material respects (or if already qualified as to materiality, in all respects) provided, that, for purposes of this clause (d), each reference to the Closing Date in each representation and warranty shall be deemed to refer to the Incremental Closing Date; and

(g) the Agent shall have received a certificate, signed by a Senior Officer of Holdings, dated as of the Incremental Closing Date, certifying as to the satisfaction of each of the Incremental Closing Conditions as of the Incremental Closing Date.

“Incremental Closing Date” means the date on which all Incremental Closing Conditions are satisfied or waived by the Agent and the Incremental Term Loan extension of credit is made by the Lenders.

“Incremental Term Loan” has the meaning set forth in Section 1.1(b) of this Agreement.

“Indemnitees” means the Agent, each Lender and each of their respective officers, directors, agents (including legal counsel) and Affiliates.

“Information” has the meaning set forth in Section 4.4(b) of this Agreement.

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“Initial Term Loan” has the meaning set forth in Section 1.1(a) of this Agreement.

“Insolvency Proceeding” means a bankruptcy, receivership, assignment for the benefit of creditors, debt adjustment, liquidation or any other insolvency case or proceeding under any applicable law.

“Installment Payment Date” has the meaning set forth in Section 1.2(a)(i) of the Agreement.

“Interest Payment Date” has the meaning set forth in Section 1.2(a)(ii) of the Agreement.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Lender Expenses” means all of the following: (a) Taxes and insurance premiums required to be paid by the Obligors under the Loan Documents which are paid or advanced by the Agent or any Lender; (b) filing, recording, publication and search fees paid or incurred by the Agent or any Lender, including all recording taxes; and (c) the costs, fees (including reasonable attorneys’, paralegals’, auctioneers’, appraisers’ or other consultants fees) and expenses incurred by the Agent or any Lender (i) to inspect, copy, audit or examine or any of the Obligors’ Books or inspect, count or appraise any Collateral in accordance with this Agreement, (ii) to correct any default or enforce any provision of any of the Loan Documents, whether or not litigation is commenced, (iii) in gaining possession of, maintaining, handling, preserving, insuring, storing, shipping, preparing for sale, advertising for sale, selling or foreclosing a Lien upon any of the Collateral, whether or not a sale is consummated, (iv) in collecting the Accounts or recovering any of the Obligations, or (v) in structuring, drafting, reviewing or preparing any of the Loan Documents, or any amendment, modification or waiver of any of the Loan Documents or in defending the validity, priority or enforceability of Liens.

“Lien” means any interest in property (including for the avoidance of doubt securing an obligation owed to or a claim by a Person), whether such interest is based on common law, statute or contract.

“Lien Waiver” means the waiver or subordination of Liens satisfactory to Agent from a lessor, mortgagee, warehouse operator, processor or other third party that may have a Lien upon any Collateral that is in such third party’s possession or is located or leased by such party to any Obligor, by which such Person shall waive or subordinate its Liens and claims with respect to any Collateral in favor of Lender and shall assure Lender’s access to any Collateral for the purpose of allowing Agent to enforce its rights and Liens with respect thereto.

“Limited Guarantor” means each of (a) Justin Stiefel and (b) Jennifer Stiefel.

“Limited Guaranty” means that certain Limited Payment Guaranty, dated as of the Closing Date, by and among Justin Stiefel, Jennifer Stiefel and the Agent.

“Liquidity” means, on any date of determination, the total amount of unrestricted cash and Cash Equivalents of Holdings and its Subsidiaries as of such date, plus, to the extent Obligors become party to any revolving credit facility permitted hereunder (including without limitation any Additional Permitted Debt), amounts available to be borrowed under such revolving credit facility.

“Loan Account” has the meaning set forth in Section 1.6 of the Agreement.

“Loan Documents” means, collectively, the Agreement, each Note, the Security Documents, the Limited Guaranty, each agreement evidencing or relating to any, and any other instruments or agreements executed by an Obligor in connection with the Agreement or any of the Obligations.

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“Material Adverse Effect” means the effect of any event, condition, action, omission or circumstance, which, alone or when taken together with other events, conditions, actions, omissions or circumstances occurring or existing concurrently therewith, (i) has, or with the passage of time is reasonably likely to have, a material adverse effect upon the business, operations, properties, prospects or condition (financial or otherwise) of the Obligors, taken as a whole; (ii) has or would be reasonably expected to have any material adverse effect upon the validity or enforceability of the Agreement or any of the other Loan Documents; (iii) has any material adverse effect upon the title to or value of any material part of the Collateral, the Liens of Lender with respect to the Collateral or the priority of any such Liens; (iv) has any material adverse effect on the ability of any Obligor to perform its obligations under any of the Loan Documents, including repayment of any of the Obligations when due; or (v) materially impairs or delays Lender’s ability to enforce or collect the Obligations or realize upon any of the Collateral in accordance with the Loan Documents or applicable law.

“Maturity Date” means April 15, 2025.

“Mortgage” means each mortgage, deed of trust, deed to secure debt or other security instrument that at any time grants to Agent for the benefit of the Lenders a Lien in any real estate of any Obligor.

“Net Proceeds” means

(a) with respect to any disposition by any Obligor, including, without limitation, a disposition in any Insolvency Proceeding, the excess of (i) the sum of cash and cash equivalents received by such Person from such disposition, over (ii) the sum of (1) out-of-pocket fees, costs and expenses incurred by such Obligor in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions paid by any Obligor to third parties (other than Affiliates)), (2) the principal amount of any Debt that is secured by the asset that is subject to such disposition that is required to be repaid in connection with such disposition (other than the Obligations), (3) taxes payable or reasonably estimated to be payable in connection with such disposition and (4) the amount of any reserves established by any Loan Party or any of its Subsidiaries in accordance with GAAP to fund purchase price or similar adjustments, indemnities or liabilities, contingent or otherwise, reasonably estimated to be payable in connection with such disposition;

(b) with respect to any Event of Loss, the excess of (i) the sum of cash received by such Person from such Event of Loss, over (ii) the sum of (1) out-of-pocket expenses incurred by such Obligor in connection with such Event of Loss paid by any Obligor to third parties (other than Affiliates), (2) the principal amount of any Debt that is secured by the asset that is subject to such Event of Loss that is required to be repaid in connection with such Event of Loss (other than the Obligations) and (3) taxes payable or reasonably estimated to be payable in connection with such Event of Loss; and

(c) with respect to any incurrence of Debt (other than Debt expressly permitted to be incurred or issued pursuant to Section 6.3 of the Agreement) by any Obligor, the excess of (i) the gross proceeds received by such Person from such incurrence of Debt, over (ii) the sum of fees and commissions (including underwriting fees and commissions), costs and expenses, including, but not limited to, reasonable attorneys’ fees and other professional fees, if any, incurred in connection therewith (but excluding any expenses paid to another Obligor or any Affiliate thereof).

“Notes” means each Note and any other promissory note executed by the Borrower at a Lender’s request to evidence any of the Obligations.

“Obligations” means all Debts, obligations, covenants, and duties now or at any time or times hereafter owing by the Obligors to the Agent and/or the Lenders of any kind and description, whether incurred pursuant to or evidenced by any of the Loan Documents or any other agreement and whether direct or indirect, absolute or contingent, due or to become due, or joint or several, including the principal of and interest on the Term Loan, all fees, all obligations of the Obligors in connection with any indemnification of the Agent or any Lender, and all Lender Expenses.

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“Obligors” means the Borrower, each Guarantor, and each other Person that is at any time liable for the payment of the whole or any part of the Obligations or that has granted in favor of the Agent for the benefit of the Lenders a Lien upon any of such Person’s assets to secure payment of any of the Obligations.

“OFAC” has the meaning set forth in the definition of Sanctions.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practices and undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Loan Document.

“Organizational Documents” means, with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust, or similar agreement or instrument governing the formation or operation of such Person.

“Patent Security Agreement” means that certain Grant of a Security Interest – Patents, dated as of the Closing Date, by and among the Borrower and the Agent.

“Perfection Certificate” means the Perfection Certificate dated as of the Closing Date and executed by each Obligor in favor of the Agent.

“Permitted Acquisition” means any Acquisition by an Obligor (other than Holdings) whether by purchase, merger or otherwise, of (i) substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person or (ii) no less than 100% of the capital stock, partnership interests, membership interests or equity of any Person (except for any such interests or equity issued to rollover shareholders of management or existing shareholders, which are promptly exchanged for equity interests of a direct or indirect parent company), so long as:

(a) the Person to be (or whose assets are to be) acquired does not oppose such Acquisition and, if applicable, such Acquisition has been approved by such Person’s board of directors (or other appropriate governing body), and the line or lines of business of the Person to be acquired constitute Core Businesses (it being understood that Acquisitions of assets through sales under Article 9 of the UCC and pursuant to bankruptcy proceedings shall be permitted);

(b) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition;

(c) after giving Pro Forma Effect to such Acquisition (including the payment of cash and other property given as consideration, any Debt incurred, assumed or acquired by any Obligor in connection with such Acquisition, the maximum amount of all additional purchase price consideration in the form of earn-outs and other similar contingent obligations, and all fees expenses and transaction costs incurred in connection therewith), the Obligors shall be in compliance on a Pro Forma Basis with the Financial Covenants recomputed for the most recently ended fiscal quarter for which information is available regarding the business being acquired;

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(d) Borrower shall have furnished Agent and the Lenders with ten (10) Business Days’ (or such shorter period as may be agreed by Agent) prior written notice of such intended Acquisition and shall have furnished Agent with a current draft of the applicable acquisition documents (and final copies thereof as and when executed) and, (i) a due diligence package, which package shall consist of the following with regard to such Acquisition (solely to the extent made available in the context of such Acquisition and not being subject to attorney-client privilege and, if appropriate, subject to the entry into customary non- disclosure and non-reliance letters): (1) a pro forma balance sheet and pro forma financial projections (each, after giving effect to such Acquisition) for Holdings and its Subsidiaries for the twelve (12) month period following such Acquisition (prepared on a monthly basis) and the subsequent two (2) Fiscal Years or through the remaining term of this Agreement; (2) appraisals (if existing); (3) historical financial statements of the Person to be (or whose assets are to be) acquired for the three (3) fiscal years prior to such Acquisition (or, if such Person has not been in existence for three (3) years, for each year such Person has existed); and (4) a description of the method of financing the Acquisition, including sources and uses, and (ii) to the extent a quality of earnings report is obtained by the Obligors in connection with such Acquisition, such quality of earnings report;

(e) the Borrower shall have furnished to Agent and the Lenders at least five (5) days prior to the date on which any such Acquisition is to be consummated (or such shorter time as the Agent may allow) a certificate of a Senior Officer of the Borrower, in form and substance reasonably satisfactory to Agent, (i) certifying that all of the requirements for a Permitted Acquisition will be satisfied on or prior to the consummation of such Acquisition and (ii) a reasonably detailed calculation of item (d) above (and such certificate shall be updated as necessary to make it accurate in all material respects as of the date the Acquisition is consummated);

(f) at or prior to the closing of any such proposed Permitted Acquisition, Agent will be granted a perfected first priority Lien (subject only to Permitted Liens) in substantially all assets acquired pursuant thereto or in the assets and Equity Interests of the Person being acquired, and the Obligors and such Person shall have executed such documents and taken such actions as may be reasonably required by Agent in connection therewith (including the delivery of (A) certified copies of the resolutions of the board of directors (or comparable governing board) of Holdings, its Subsidiaries and such Person authorizing such Permitted Acquisition and the granting of Liens described herein, (B) legal opinions, in form and substance reasonably acceptable to Agent, with respect to the transactions described herein, and (C) evidence of insurance of the business to be acquired consistent with the requirements of Section 5.9 of the Agreement); provided that if any Lien on any Collateral (including the creation or perfection of any Lien) is not or cannot reasonably be created and/or perfected on the closing date of such Acquisition after the Borrower’s use of commercially reasonable efforts to do so, without undue burden or expense (other than (x) the pledge of certificated Equity Interests of any Subsidiary, (y) the grant and perfection of security interests in other assets pursuant to which a Lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code, and (z) the filing of intellectual property security agreements with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable), then the creation and/or perfection of any such Lien on such Collateral shall not constitute a requirement to close such Permitted Acquisition and shall be required to be created and/or perfected within thirty (30) days (or such longer period as the Agent may agree) after the closing date of such Permitted Acquisition; and

(g) the consideration for the proposed Permitted Acquisition shall consist of (or be financed with) (i) the sale or issuance of Equity Interests of Holdings (and any net cash proceeds thereof, or any cash capital contribution in lieu thereof), (ii) any cash on hand available on the balance sheet of Holdings and its Subsidiaries and/or (iii) any deferred purchase price obligations in the form of earn-outs, other contingent deferred purchase price obligations and seller debt (other than working capital or similar adjustments) to the extent permitted to be incurred pursuant to the Agreement.

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“Permitted Asset Disposition” means a sale, lease, license, consignment or other transfer or disposition of assets (real or personal, tangible or intangible, but excluding any Equity Interests of Holdings) of an Obligor, including a disposition of property of an Obligor in connection with a sale-leaseback transaction or synthetic lease, of the following types: (a) in each case if such disposition is a transfer of property to Borrower by another Obligor, (b) other sales, leases, licenses, consignments or other transfers or dispositions of assets (real or personal, tangible or intangible, but excluding any Equity Interests of Holdings) with a fair market value not to exceed $500,000 in the aggregate in any Fiscal Year, (c) the sale, transfer or disposition of any Equity Interests of BSB held by the Obligors in connection with a BSB Sale Transaction; provided, that such sale, transfer or disposition is for fair market value (as determined in good faith by the Borrower) and consummated on arm’s-length terms, (d) sales or other dispositions of Inventory in the Ordinary Course of Business, (e) dispositions of obsolete or worn out equipment, whether now owned or hereafter acquired, in the Ordinary Course of Business, (f) non-exclusive licenses of intellectual property rights in the Ordinary Course of Business, (g) any sale, discount or other disposition of past due accounts receivable in the Ordinary Course of Business (other than, for the avoidance of doubt, as part of a financing), (h) making of investments and distributions permitted under Sections 6.4 or 6.5, (i) the sale, license, transfer, abandonment, allowance to lapse or other disposition of intellectual property rights that are no longer material to or necessary for or used in the operation of the business of the Obligors, (j) any termination of leases to the extent not prohibited under the Loan Documents, and (k) dispositions of property subject to casualty and condemnation events related to property upon receipt of the applicable insurance proceeds or condemnation proceeds in respect thereof.

“Permitted Convertible Debt” means (a) the convertible debt in the outstanding principal amount of $550,000, held by Derek Gafford, and interest accrued and to accrue thereon, (b) the convertible debt in the outstanding aggregate principal amount of $1,120,000 held by Derek Gafford, Alan Boyce, Nicholas Tedesco, James Lowell and Lois Erickson, Michael Weaver, Ganet Burr, Ben Hedin, John & Carole Holmaas, Brad Jung, Matt Lessard, Josh and Erin Gatherum, Tom Thiel, Leonard and Linda Psyk, and Francis Hagen Jr., and interest accrued and to accrue thereon, and (c) any additional unsecured convertible debt issued after the Closing Date, provided such additional Debt (i) does not require the payment of interest in cash prior to maturity, (ii) does not require any regularly scheduled payments of principal prior to maturity, (iii) matures no earlier than the date that is the 91st day after the Maturity Date, and (iv) is convertible into common Equity Interests of Holdings or another parent entity.

“Permitted Credit Facility” means a senior secured credit facility, entered into by any Obligor on or prior to the Increase Trigger Date, providing for loans in an aggregate principal amount not to exceed $4,500,000 at any time outstanding, on terms and conditions and subject to intercreditor provisions acceptable to the Agent in its sole discretion.

“Permitted Holders” means Tiburon Opportunity Investment Fund L.P., Jennifer Stiefel, Glenn Keiper, JP Wensel, Derrek Gafford, Justin Stiefel, Douglas A. George and Leroy Cabana.

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“Permitted Lien” means any of the following: (i) Liens granted in favor of the Agent for the benefit of the Lenders; (ii) Liens for Taxes (excluding any Lien imposed pursuant to the provisions of ERISA) not yet due or being Properly Contested; (iii) statutory Liens (other than Liens for Taxes or Liens securing bonding or other surety arrangements) arising in the Ordinary Course of Business of Holdings or any of its Subsidiaries, but only if and for so long as payment in respect of such Liens is not at the time required or the Debt secured by any such Liens is being Properly Contested and such Liens do not materially detract from the value of the property of Holdings or such Subsidiary and do not materially impair the use thereof in the operation Holdings’ or such Subsidiary’s business; (iv) purchase money Liens securing Debt incurred for the purchase of Fixed Assets as permitted by Section 6.3(c) of the Agreement, provided that such Liens are confined to the property so acquired and secure only the Debt incurred to acquire such property; (v) Liens arising from the rendition, entry or issuance against Holdings or any Obligor of any judgment, writ order or decree for so long as each such Lien is in existence for less than thirty (30) consecutive days after it first arises or such judgment, writ, order or decree is being Properly Contested; (vi) normal and customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collecting bank arising under the UCC, on payment items in the course of collections; (vii) Liens in effect as of the Closing Date and set forth on Schedule A attached hereto, subject to compliance with (and the permitted amendment as described in) Section 5.14(d), (viii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the Ordinary Course of Business, (ix) deposits to secure the performance of bids, tenders, trade contracts, governmental contracts and leases, and surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business, (x) any interest or title of the licensor under any license agreement in the Ordinary Course of Business, (xi) any interest or title of a lessor, sublessor, lessee or sublessee, under lease agreements, in each case, entered into by any Obligor in the Ordinary Course of Business, (xii) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods, (xiii) Liens arising from the filing of precautionary uniform commercial code financing statements with respect to any lease not prohibited by the Loan Documents, (xiv) Liens consisting of an agreement to dispose of any property in Permitted Asset Disposition, (xv) limitations on the ability of any Obligor to transfer or otherwise dispose of any Equity Interests of BSB directly or indirectly owned by such Obligor as set forth in the operating agreement of BSB as in effect on the Closing Date, (xvii) Liens securing any Permitted Credit Facility, and (xviii) such other Liens as may be consented to in writing by the Agent in its sole discretion.

“Permitted Refinancing” means, with respect to any Debt, any refinancings, refundings, renewals or extensions thereof; provided that (a) the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by (i) an amount equal to a reasonable premium or other reasonable amounts paid, (ii) fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension and (iii) an amount equal to any existing commitments unutilized thereunder, (b) the final maturity date and weighted average life thereof shall not be prior to or shorter than that of the existing Debt prior to such refinancing, refunding, renewal or extension, and (c) the direct or any contingent obligor with respect thereto and security interests granted in connection with such Debt is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension (except to the extent of any partial release thereof).

“Person” means an individual, general partnership, limited partnership, corporation, limited liability company, limited liability partnership, joint stock company, land trust, business trust, or unincorporated organization, or a Governmental Authority, department, or other subdivision thereof.

“Phase 1 Development” means that a tribe has executed a memorandum of terms engaging the Borrower to begin on the initial scoping, design and budget estimation process to allow the tribe to further evaluate the project for possible advancement to Phase 2 development and review.

“Phase 2 Development” means that a tribe has engaged the Borrower to commence preparing schematic designs and drawings sufficient to allow a formal construction budget and timeline to be gathered by accepting the Phase 2 deliverables in writing as required by an executed Memorandum of Terms.

“Phase 3 Development” means that a tribe has committed to financing, constructing and operating the project, and the tribe and the Borrower will have begun to negotiate the master agreement governing their relationship and roles in the project by accepting the Phase 3 deliverables in writing as required by an executed Memorandum of Terms.

“PIK Interest Option Period” means the period from (and including) the Closing Date through (and including) the eighteen (18) month anniversary of the Closing Date.

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“PIK Interest Option Rate” means a rate per annum equal to (i) ten percent (10.00%), which portion shall be payable in cash, plus (ii) six and one half percent (6.50%), which portion shall be payable in kind and added to the outstanding Obligations as principal hereunder.

“Plan” means an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and that is either (i) maintained by any Obligor for employees, or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which an Obligor is then making or accruing an obligation to make contributions or has within the preceding five (5) years made or accrued such contributions.

“Pledge Agreement” means that certain Pledge Agreement, dated as of the Closing Date, by and among Holdings and the Agent.

“Prepayment Premium” means, in connection with any prepayment or repayment of the Obligations (except for any such prepayment or repayment pursuant to Section 1.2(a)(i) of the Agreement or any prepayment or repayment resulting from a BSB Sale Transaction), beginning with any such prepayment or repayment on or prior to the first Interest Payment Date occurring after the Closing Date, an amount equal to 30.00% of the Obligations being prepaid or repaid in connection with such prepayment or repayment, with such percentage decreasing by 1.25% for each subsequent Interest Payment Date that occurs after the first Interest Payment Date after the Closing Date (such that, for the avoidance of doubt, the Prepayment Premium shall reduce to 0.00% on the second anniversary of the first Interest Payment Date after the Closing Date).

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, as to any Person, for any events as described below that occur subsequent to the commencement of a period for which the effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the Applicable Fiscal Period most recently ended on or before the occurrence of such event: (a) [reserved]; (b) in making any determination on a Pro Forma Basis, of Pro Forma Compliance or of Pro Forma Effect, (x) all Debt (including Debt issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under the Loan Documents or otherwise) issued, incurred, assumed or repaid during the Applicable Fiscal Period (or with respect to Debt repaid, during the Applicable Fiscal Period or subsequent to the end of the Applicable Fiscal Period and prior to, or simultaneously with, the event for which the calculation of any such ratio is made) shall be deemed to have been issued, incurred, assumed or repaid at the beginning of such period and (y) interest expense of such Person attributable to interest on any Debt, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods and (c) notwithstanding anything to the contrary in this definition or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the asset sale, transfer, disposition or lease thereof has been entered into as discontinued operations, no Pro Forma Effect shall be given to the classification thereof as discontinued operations (and the EBITDA or any component thereof attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such asset sale, transfer, disposition or lease shall have been consummated. Any computation on a Pro Forma Basis of compliance with the Financial Covenants prior to June 30, 2021 or December 31, 2021 shall be made as if the Financial Covenant levels as of June 30, 2021 and/or December 31, 2021 are in effect.

“Projections” has the meaning set forth in Section 4.4(b) of this Agreement.

16

“Properly Contested” means, in the case of any Debt of an Obligor (including any Taxes) that is not paid as and when due or payable by reason of such Obligor’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Debt is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Obligor has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Debt would not reasonably be expected to have a Material Adverse Effect; (iv) no Lien is imposed upon any of such Obligor’s assets with respect to such Debt unless such Lien is at all times subordinate in priority to the Liens of the Agent for the benefit of the Lenders (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if the Debt results from, or is determined by the entry, rendition or issuance against an Obligor or any of its assets of a judgment, the enforcement of such judgment is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Obligor, such Obligor forthwith pays such Debt and all penalties, interest and other amounts due in connection therewith.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, managers, general partners, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of (a) Term Loans outstanding as of such date of determination and (b) aggregate unused Commitments as of such date of determination.

“Sanctioned Jurisdiction” means, at any time, a country, territory or geographical region which is itself the subject or target of any Sanctions.

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Authorities (including, but not limited to, the Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or any other relevant Governmental Authority.

“Sanctions Target” means any Person: (a) that is the subject or target of any Sanctions; (b) named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the OFAC list of “Specially Designated Nationals and Blocked Persons;” (c) operating, organized or resident in a Sanctioned Jurisdiction; or (d) owned or controlled by any such Person or Persons described in the foregoing clauses (a)-(c).

“Security Agreement” means the Security Agreement between the Obligors and the Agent dated or to be dated on or about the date hereof.

“Security Documents” means each instrument or agreement at any time securing or assuring payment of any of the Obligations, including the Security Agreement, the Pledge Agreement, each Guaranty, each Patent Security Agreement, each Trademark Security Agreement, any Lien Waiver, any Control Agreements and each Mortgage.

“Senior Officer” means, with respect to any Person, on any date, any person occupying any of the following positions of such Person on such date: the chair of the board of directors, president, chief executive officer, chief financial officer, chief accounting officer, treasurer, managing member or managing partner.

17

“Solvent” means, as to any Person: (a) the fair value of the assets of such Person, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (d) such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Closing Date; and (e) Holdings and its Subsidiaries are, on a Consolidated basis, “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances.

“Specified Company Retail Locations” means the Borrower’s location (a) in Tumwater, Washington and (b) at the 5th Street Market in Eugene, Oregon.

“Specified Summit Equipment Lien” has the meaning set forth in Section 5.14(d).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent. For the avoidance of doubt, BSB is not a Subsidiary of Borrower.

“Subsidiary” means, with respect to any Obligor, any direct or indirect subsidiary thereof.

“Supplemental Collateral Agent” means the term set forth in Section 8.6(c) of the Agreement.

“Taxes” means any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States or any other Governmental Authority and all interest, penalties, additions to tax and similar liabilities with respect thereto, but excluding, in the case of the Agent or the Lenders, taxes imposed on or measured by the net income or overall gross receipts of the Agent or the Lenders.

“Trademark Security Agreement” means that certain Grant of a Security Interest – Trademarks, dated as of the Closing Date, by and among the Borrower and the Agent.

“Term” means the term set forth in Section 2.1 of the Agreement.

“Termination Date” means the first date when (a) the Obligations (other than any contingent indemnification obligations and BSB Contingent Exit Fee Obligations) have been paid in full and (b) no commitments of the Agent or the Lenders which would give rise to any new Obligations are outstanding.

“Term Loan” has the meaning set forth in Section 1.1(c) of this Agreement.

“Terms Schedule” means the Terms Schedule annexed to the Agreement.

18

“Total Debt” means, as of any date of determination, for Holdings and its Subsidiaries on a Consolidated basis, (a) the total of (i) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including the Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (ii) all purchase money Debt (including Capital Lease Obligation), (iii) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (iv) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business), (v) without duplication, all Guarantees with respect to outstanding Debt of the types specified in clauses (i) through (iv) above of Persons other than Holdings or any of its Subsidiaries, (vi) all other Debt of Holdings or any of its Subsidiaries secured by any Lien or property owned or acquired by Holdings or any of its Subsidiaries, whether or not the Debt secured thereby have been assumed and (vii) all Debt of the types referred to in clauses (i) through (vi) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Holdings or any Subsidiary is a general partner or joint venturer (excluding, for the avoidance of doubt, BSB), unless such Debt is expressly made non-recourse to Holdings or such Subsidiaries.

“Total Leverage Ratio” means, as of any date of determination, the ratio of Total Debt of Holdings and its Subsidiaries at such date, to EBITDA of Holdings and its Subsidiaries for the most recently completed Applicable Fiscal Period.

“Total Net Debt” means, as of any date of determination, for Holdings and its Subsidiaries on a Consolidated basis, (a) Total Debt of Holdings and its Subsidiaries as of such date of determination, less (b) unrestricted cash and Cash Equivalents of Holdings and its Subsidiaries, as of such date of determination, to the extent deposited in or credited to deposit accounts and/or securities accounts subject to Control Agreements for the benefit of the Agent and the Lenders.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of Total Net Debt of Holdings and its Subsidiaries at such date, to EBITDA of Holdings and its Subsidiaries for the most recently completed Applicable Fiscal Period.

“Transactions” means, collectively, (i) the execution and delivery of this Agreement and the other Loan Documents, (ii) the repayment of Debt in connection therewith and (iii) the payment of fees and expenses in connection with the foregoing.

“Tribal Location” means a proposed Heritage Distilling Company, Inc. branded distillery and/or tasting room, owned by a federally recognize Indian Tribe and operated with the assistance and guidance of the Borrower.

“TTB” means the U.S. Alcohol and Tobacco Tax and Trade Bureau.

“UCC” means the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state.

All other capitalized terms contained in the Agreement and not otherwise defined therein shall have, when the context so indicates, the meanings provided for by the UCC. Without limiting the generality of the foregoing, the following terms shall have the meaning ascribed to them in the UCC: Account, Chattel Paper, Commercial Tort Claim, Deposit Account, Document, Electronic Chattel Paper, Equipment, Fixtures, Goods, General Intangible, Instrument, Inventory, Investment Property, Letter-of-Credit Right, Payment Intangible, Security, Securities Account, and Software.

[Signatures commence on following page.]

19

The undersigned have executed this Definitions Schedule on the 29th day of March, 2021.

HOLDINGS:

HERITAGE DISTILLING HOLDING COMPANY, INC.

By:	/s/ Justin Stiefel
Name:	Justin Stiefel
Title:	Chief Executive Officer and Treasurer

BORROWER:

HERITAGE DISTILLING COMPANY, INC.

By:	/s/ Justin Stiefel
Name:	Justin Stiefel
Title:	Chief Executive Officer and Treasurer

[Signatures continued on following page.]

AGENT:

SILVERPEAK CREDIT PARTNERS, LP

By:	/s/ Vaibhav Kumar
Name:	Vaibhav Kumar
Title:	Partner

LENDER:

SILVERPEAK SPECIAL SITUATIONS LENDING LP

By:	/s/ Vaibhav Kumar
Name:	Vaibhav Kumar
Title:	Partner

Annex A

Commitments

Lender	Initial Term Loan	Term Loan Commitment Amount	Delayed Draw Term Loan
Silverpeak Special Situations Lending LP	$10,500,000.00	$1,500,000.00	$2,500,000.00
Total:	$10,500,000.00	$1,500,000.00	$2,500,000.00

SCHEDULE A

Original Filing No.	Date Filed	Debtor(s)	Current Secured Party
2014-259-3239-0	09/16/2014	Heritage Distilling Company, Inc.	Summit Bank
2014-309-4730-3	11/05/2014	Heritage Distilling Company, Inc.	Summit Bank
2015-195-7082-8	07/14/2015	Heritage Distilling Company, Inc.	Summit Bank
2015-286-8447-9	10/13/2015	Heritage Distilling Company, Inc.	Summit Bank
2016-146-3450-0	05/25/2016	Heritage Distilling Company, Inc.	Hanmi Bank
2016-319-4592-4	11/14/2016	Heritage Distilling Company, Inc.	Hanmi Bank
2017-349-4368-1	12/15/2017	Heritage Distilling Company, Inc.	U.S. Bank Equipment Finance
2019-043-9315-5	02/12/2019	Heritage Distilling Company, Inc.	Dimension Funding, LLC, U.S. Bank Equipment Finance, A Division of U.S. Bank National Association
2019-169-2882-6	06/18/2019	Heritage Distilling Company, Inc.	U.S. Bank Equipment Finance
2019-207-2578-7	07/26/2019	Heritage Distilling Company, Inc.	De Lage Landen Financial Services, Inc.

Exhibit A to Loan Agreement

Closing Documents Checklist

Heritage Distilling Company, Inc.

Term Loan Agreement

Closing Date: March 29, 2021

Capitalized terms used herein and otherwise not defined have the meanings ascribed to them in the Loan Agreement dated as of the Closing Date

Parties
A&B	=	Alston & Bird LLP, as counsel to Agent, Supplemental Collateral Agent and the Lenders

Agent	=	Silverpeak Credit Partners, LP

BC	=	Davis Wright Tremaine LLP, counsel to Obligors

Borrower	=	Heritage Distilling Company, Inc., a Washington corporation

Guarantors	=	Holdings

Holdings	=	Heritage Distilling Holding Company, Inc., a Delaware corporation

Lenders	=	Silverpeak Credit Opportunities AIV LP and the other Lenders party thereto from time to time

Limited Payment Guarantors	=	Justin Stiefel and Jennifer Stiefel

Obligors	=	Borrower and Guarantors

Item No.	Document	Responsible Parties	Executing Parties	Comments/ Status
Loan Documentation
1.	Loan Agreement	A&B	Obligors Agent Lenders	COMPLETE
(a)	Terms Schedule	A&B	Obligors Agent Lenders
(b)	Definitions Schedule	A&B	Obligors Agent Lenders
2.	Pledge and Security Agreement	A&B	Obligors Agent	COMPLETE
(a)	Schedules to Pledge and Security Agreement	BC		COMPLETE
3.	Patent Security Agreement	A&B	Applicable Obligor Agent	COMPLETE
4.	Trademark Security Agreement	A&B	Applicable Obligor Agent	COMPLETE
5.	Pledge Agreement	A&B	Holdings Agent	COMPLETE
6.	Limited Payment Guaranty	A&B	Limited Payment Guarantors	COMPLETE
Collateral & Lien Documentation
7.	Perfection Certificate	BC	Obligors	COMPLETE
8.	UCC-1 Financing Statement(s)	A&B		COMPLETE
(a)	Holdings	A&B
(b)	Borrower	A&B
9.	UCC, Tax Lien, Judgment and Bankruptcy Lien Searches	A&B		COMPLETE
10.	Satisfactory completion of due diligence	Agent / A&B		COMPLETE
11.	Delivery of Pledged Collateral – Certificated interests of borrower and transfer forms endorsed in blank	BC		COMPLETE
Certificates and Opinions
12.	Secretary’s Certificate of Borrower, together with:	BC	Borrower	COMPLETE

(a)	Articles of Incorporation	BC
(b)	Bylaws/LLC Agreement	BC
(c)	Resolutions	BC	Board
(d)	Certificate of Good Standing	BC
(e)	Incumbency Certificate	BC	Borrower
13.	Secretary’s Certificate of Holdings, together with:	BC	Borrower	COMPLETE
(a)	Articles of Incorporation	BC
(b)	Bylaws/LLC Agreement	BC
(c)	Resolutions	BC	Board
(d)	Certificate of Good Standing	BC
(e)	Incumbency Certificate	BC	Borrower
14.	Closing Certificate	BC A&B (as to form)	Obligors	COMPLETE
15.	Solvency Certificate	BC A&B (as to form)	Obligors	COMPLETE
16.	Borrowing Request and Payment Direction Letter / Flow of Funds Memorandum	Borrower	Borrower	COMPLETE
17.	Opinion of Counsel	BC	BC	COMPLETE
18.	Bringdown Good Standings	BC		COMPLETE
Miscellaneous Items
19.	Payoff Letters
(a)	Tiburon	Obligors	Creditor Borrower	COMPLETE
(b)	Douglas George	Obligors	Creditor Borrower	COMPLETE
(c)	John Colby	Obligors	Creditor Borrower	COMPLETE
(d)	Korsmo Construction	Obligors	Creditor Borrower	COMPLETE
(e)	Tony Panagiotu	Obligors	Creditor Borrower	COMPLETE
(f)	1st Security Bank	Obligors	Creditor Borrower	COMPLETE

20.	Evidence of Release of Security Interest in Gafford Secured Note	Obligors		COMPLETE
21.	UCC-3 Terminations	A&B
(a)	1st Security Bank	Obligors	N/A	COMPLETE
(b)	Derrek Gafford	Obligors	N/A	COMPLETE
(c)	Korsmo Construction	Obligors	N/A	COMPLETE
22.	Consents and Approvals	Obligors		COMPLETE
23.	Financial Statements and Projections	Obligors		COMPLETE
24.	KYC/Patriot Act Information	Obligors		COMPLETE
25.	Beneficial Ownership Certificates	Obligors		COMPLETE
26.	Payment of Fees	Obligors		COMPLETE
Post-Closing Items
27.	Deposit Account Control Agreements	Obligors		Due within 30 days post-closing.
28.	Landlord Waivers:
(a)	3553 West First Avenue, Eugene, Oregon	Obligors	Landlord Borrower	Due within 45 days post-closing.
(b)	9668 Bujacich Road, Gig Harbor, Washington	Obligors	Landlord Borrower
29.	Insurance Certificates & Endorsements	Obligors	Insurance Carriers	Due within 15 days post-closing.
30.	UCC-3 Amendment to Specified Summit Equipment Lien	Obligors	N/A	Due within 30 days post-closing.